Exhibit 10.43

Execution Copy

SGD23,000,000 and ¥2,932,500,000

FACILITY AGREEMENT

dated as of August 31, 2007

among

EQUINIX SINGAPORE PTE. LTD.,

EQUINIX JAPAN K.K.,

and

ADDITIONAL BORROWERS PARTY HERETO,

as Borrowers,

THE LENDERS PARTY HERETO,

and

ABN AMRO BANK N.V.,

as Facility Agent, Arranger and Collateral Agent

i

SCHEDULES

Schedule 1.01(a)	List of Singapore Dollars Lenders
Schedule 1.01(b)	Terms of Subordination
Schedule 1.01(c)	List of Yen Lenders
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.05(b)	Real Property
Schedule 3.06(a)	Intellectual Property Claims
Schedule 3.07(b)	Subsidiaries of Borrowers
Schedule 3.08	Litigation
Schedule 3.09	Material Agreements
Schedule 3.11	Capital Expenditure Budget
Schedule 3.14	Labor Matters
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 4.01(f)	Local and International Counsel
Schedule 5.04(a)	Required Insurance
Schedule 6.01	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(a)	Existing Investments

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D-1	Form of Singapore Dollar Note
Exhibit D-2	Form of Yen Note
Exhibit E	Form of Assignment of Movables for Security Purposes
Exhibit F	Form of Debenture

FACILITY AGREEMENT

This FACILITY AGREEMENT (this “Agreement”) dated as of August 31, 2007, among EQUINIX SINGAPORE PTE. LTD., a Singaporean corporation (“Equinix Singapore”), EQUINIX JAPAN K.K., a Japanese corporation (“Equinix Japan”), Additional Borrowers (as defined below) (Equinix Singapore, Equinix Japan and such Additional Borrowers, each individually, a “Borrower” and collectively, “Borrowers”), the Lenders party hereto, ABN AMRO BANK N.V., as facility agent (in such capacity, “Facility Agent”), as arranger (in such capacity, “Arranger”) and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties (as defined below).

WITNESSETH:

WHEREAS, the Borrowers have requested the Lenders to extend credit in the form of Loans (as defined below) during the Availability Period (as defined below), up to the aggregate of SGD23,000,000 and ¥2,932,500,000, and such other term loans for such amounts as may be agreed by the parties from time to time.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.11.

WHEREAS, the Guarantor (as defined below) is agreeing to guarantee all the obligations of the Borrowers hereunder in accordance with that certain Guarantee of even date herewith.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement and the Exhibits and Schedules hereto, the following terms shall have the meanings specified below:

“Act” shall have the meaning assigned to such term in Section 10.13.

“Additional Borrower” means a Subsidiary or Affiliate of either Equinix Singapore or Equinix Japan or the Guarantor who avails of an Additional Loan permitted by Section 2.03 of this Agreement.

“Additional Commitment” shall have the meaning assigned to such term in Section 2.03(a).

“Additional Loan” means a term loan facility in addition to the Loans provided by an existing Lender or new Lender to any of the Borrowers pursuant to Section 2.03.

“Administrative Borrower” shall mean Equinix Singapore, in its capacity as Administrative Borrower on behalf of itself, Equinix Japan and the Additional Borrowers pursuant to its appointment in Section 10.17 hereof, and its successors and assigns in such capacity.

“Affiliate” shall mean, when used with respect to a specified Person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also include any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified. For the purposes of the Loan Documents, Temasek Holdings Pte. Ltd. and its controlled subsidiaries and investments shall not be considered “Affiliates” of the Borrowers or the Guarantor.

“Agents” shall mean the Facility Agent and the Collateral Agent; and “Agent” shall mean either of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Applicable Margin” shall mean (a) 1.85% per annum if the ratio of Guarantor Senior Debt to Guarantor EBITDA is less than or equal to 2.5, (b) 2.00% per annum if the ratio of Guarantor Senior Debt to Guarantor EBITDA is greater than 2.5 and less than or equal to 3.25, (c) 2.25% per annum if the ratio of Guarantor Senior Debt to Guarantor EBITDA is greater than 3.25 and less than or equal to 4, and (d) 2.50% per annum if the ratio of Guarantor Senior Debt to Guarantor EBITDA is greater than 4, in each case as determined in accordance with Section 2.07(a).

“Approved Currency” shall mean, with respect to (i) the Singapore Dollar Borrower, Singapore Dollars, and (ii) the Yen Borrower, Yen.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) that does not arise in the normal course of business of the Borrowers and exceeds a threshold amount of the US Dollar Equivalent of US$5,000,000 of any property excluding sales of Inventory and dispositions of cash and Cash Equivalents, in each case, in the ordinary course of business, by the Borrowers or any of their respective Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of the Borrowers, in each case, to any Person other than the Borrowers or a Subsidiary of a Borrower.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Facility Agent, in substantially the form of Exhibit A, or any other form approved by the Facility Agent.

“Assignment of Movables” shall mean the assignment of movables for security purposes substantially in the form of Exhibit E between Equinix Japan and ABN AMRO Bank N.V., Tokyo Branch for the benefit of the Secured Parties.

“Authorized Officer” shall mean with respect to any Borrower, any Director of such Borrower. Any Authorized Officer of a Borrower shall for all purposes of the Loan Documents, be deemed authorized to execute on behalf of such Borrower, any documents and certificates or give notices and other communications in connection with this Agreement and the other Loan Documents and the transactions contemplated hereunder and thereunder, unless a Loan Document specifically requires execution by a different officer, and provided that any Authorized Officer of the Administrative Borrower shall for all purposes of the Loan Documents, be deemed authorized to execute on behalf of all Borrowers, any documents and certificates or give notices and other communications in connection with this Agreement and the other Loan Documents and the transactions contemplated hereunder and thereunder, unless a Loan Document specifically requires execution by a different officer.

“Availability Period” shall mean the period commencing on the date that all conditions precedent to the making of the initial Loans under Section 4.01 and Section 4.02 have been satisfied or waived and ending on the date twelve (12) months after the date of this Agreement.

“Basel II” shall have the meaning assigned to such term in Section 2.12(e).

“Board of Directors” shall mean, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any manager-managed limited liability company, the manager or board of managers, as the case may be, of such Person, (c) in the case of any member-managed limited liability company, the members of such Person, (d) in the case of any partnership, the board of directors of the general partner of such Person and (e) in any other case, the functional equivalent of the foregoing.

“Borrowing” shall mean a Singapore Dollar Borrowing or a Yen Borrowing.

“Borrowing Request” shall mean a request by the Administrative Borrower on behalf of a Borrower in accordance with the terms of Section 2.04 and substantially in the form of Exhibit B, or such other form as shall be approved by the Facility Agent.

“Breakage Costs” shall have the meaning assigned to such term in Section 2.13.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in Hong Kong, Tokyo or Singapore are authorized or required by law to close.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “construction in progress,” “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or its agencies or any State of the United States maturing within one (1) year from its acquisition, (b) commercial paper maturing no more than one (1) year after its acquisition and issued by a Person having an A-1/P-1 or better rating from either Standard & Poor’s Rating Services or Moody’s Investors Service, Inc., (c) certificates of deposit issued by any Lender or commercial bank or trust company having capital and surplus aggregating in excess of US$500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) maturing no more than one (1) year after issue, (d) floating rate securities with a rating of Aaa/AAA (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (e) corporate bonds or notes with a credit rating of Aa/AA (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), and (f) shares in money market funds whose assets are primarily comprised of securities of types described in clauses (a) through (e) above.

“Casualty Event” with respect to a Borrower, shall mean any involuntary loss of, damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, the Internet Data Center of such Borrower where such damage, destruction, condemnation or taking results in a loss of US$5,000,000 or more. “Casualty Event” shall include, but not be limited to, any taking of all or any part of the Internet Data Center of such Borrower, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of such Internet Data Center of such Borrower by any Governmental Authority, civil or military where such condemnation, taking or eminent domain proceeding results in a loss of US$5,000,000 or more.

“Change in Control” with respect to a Borrower, shall mean each occurrence of any of the following:

(a) any change in the ownership of the Equity Interests of such Borrower if, after giving effect thereto, any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Guarantor (or any person directly controlled by Guarantor), will have the direct or indirect power to elect a majority of the members of the Board of Directors of such Borrower or to control a majority of the voting power of the Equity Interests of such Borrower; or

(b) any sale or other disposition of all or substantially all of the assets of such Borrower in one or a series of transactions to another person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (such person or group being a “Change of Control Transferee”), if after giving effect thereto, any person or group, other than the Guarantor (or any person directly controlled by Guarantor) will have the power to elect a majority of the members of the Board of Directors of the Change of Control Transferee or to control a majority of the voting power of the Equity Interests of the Change of Control Transferee.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Closing Date” shall mean the date of the initial Borrowing hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning assigned to such term in the Debenture and shall include the “Movables” as the term is defined and used in the Assignment of Movables.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment” shall mean, with respect to any Lender, such Lender’s Singapore Dollar Loan Commitment, Yen Loan Commitment and/or Additional Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.06(a).

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Competitor” shall mean a Person for whom all or a substantial portion of its business, directly or indirectly through one or more Affiliates is providing and operating network-neutral and internet exchange services.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit C.

“Consolidated EBITDA” means, with respect to any Person for any period, such Person’s and its Subsidiaries’ consolidated profit or loss from operations for such period (with respect to either Borrower, calculation of “consolidated profit or loss from operations” includes all cash expenses relating to the business of such Borrower, including management fees paid by such Borrower to Equinix Asia Pacific Private, Ltd.) plus depreciation, amortization, accretion, stock-based compensation expense, non-cash restructuring charges, and such other cash restructuring charges as agreed by the Facility Agent in writing, in each case for such period.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of the Borrowers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA of the Borrowers (taken as a whole) for such Test Period to (y) Consolidated Net Interest Expense (taken as a whole) for such Test Period.

“Consolidated Net Interest Expense” means, for any period, as to the Borrowers, as determined in accordance with GAAP, the amount equal to total interest expense of each Borrower and their respective Subsidiaries on a consolidated basis whether paid or accrued for such period and as reported on such Borrower’s books for consolidation in the financial statements of the Guarantor.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debenture” shall mean the debenture substantially in the form of Exhibit F between Equinix Singapore and the Collateral Agent on behalf of the Secured Parties.

“Debt Issuance” shall mean the incurrence by the Borrowers or any of their respective Subsidiaries of any Indebtedness after the Closing Date (other than Permitted Indebtedness).

“Default” shall mean any event, occurrence or condition which, upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.07(d).

“Dividend” with respect to any Person, shall mean that such Person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such Person outstanding (or any options or warrants issued by such Person with respect to its Equity Interests).

“Drawdown Date” shall mean with respect to any Borrowing, the date on which such Borrowing is funded by a Lender.

“Eligible Assignee” shall mean (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund and (d) any other Person approved by the Facility Agent (such approval not to be unreasonably withheld or delayed); provided that “Eligible Assignee” shall not include (x) any Borrowers or any of their Affiliates or Subsidiaries or any natural person, (y) any Person that is either (i) not regularly engaged in making, purchasing or investing in loans, securities or other financial assets in the ordinary course of business or (ii) a Competitor or (z) Temasek Holdings Pte. Ltd. or any of its controlled subsidiaries and investments.

“EMS Business” shall mean the Enterprise Messaging Services line of managed services currently comprising a part of the business of Equinix Singapore.

“Enforcement Action” shall mean the exercise by the Facility Agent (or its assignee or designee) in good faith and in a commercially reasonable manner of any of its material enforcement rights and remedies as a secured creditor hereunder or under the other Loan Documents, applicable law or otherwise, in respect of any of the Collateral, at any time following the occurrence of an Event of Default (including, without limitation, the demand for the immediate payment of all or any portion of the Obligations, the solicitation of bids from third parties to conduct the liquidation of any of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling any of the Collateral, the opposition of the sale of assets constituting Collateral in any bankruptcy or insolvency proceeding, the commencement of any action to foreclose on the security interests or liens of the Facility Agent in all or any material portion of the Collateral or commencement of any legal proceedings or actions against any Borrower or with respect to all or any portion of the Collateral).

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (a) the presence, release or threatened release in or into the Environment of Hazardous Material at any location or (b) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, release or threatened release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the release or threatened release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equinix Japan” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Equinix Singapore” shall have the meaning assigned to such term in the introductory paragraph of this Agreement

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date.

“Equity Issuance” shall mean, without duplication, (a) any issuance or sale by any Borrower after the Closing Date of any Equity Interests in such Borrower (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests (other than any warrants and options issued to directors, officers or employees of such Borrower or its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any Equity Interests issued upon the exercise of such warrants or options) or (b) any contribution to the capital of any Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Rate” means the prevailing spot rate of exchange specified by the Facility Agent for the purpose of conversion of one currency to another, at or around 11:00 a.m. Hong Kong, Singapore or Tokyo time, on the date on which any such conversion of currency is to be made under this Agreement and taking into account any costs of such conversion.

“Excluded Taxes” shall mean, with respect to the Facility Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, and (b) penalties and interest on the foregoing taxes.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Facility Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor pursuant to Article VIII.

“Facility Set-up Fee” shall have the meaning assigned to such term in Section 2.06(b).

“Fees” shall mean the Commitment Fee and the Facility Set-up Fee.

“Final Maturity Date” shall mean the date which is four (4) years after the date of this Agreement or, if such date is not a Business Day, the Business Day immediately preceding such date.

“Financial Officer” of any Person shall mean the financial director, chief financial officer, treasurer, controller or such other officer familiar with or responsible for the financial operations of such Person.

“Fiscal Quarter” shall mean the three-month period ending on March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” shall mean the twelve-month period ending on December 31 of each calendar year.

“Free Cash Flow” shall mean the operating cash flow of a Borrower determined in accordance with GAAP less Capital Expenditures of such Borrower.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis; provided that, at the option of the relevant Borrower, (i) GAAP shall mean generally accepted accounting principles in Singapore applied on a consistent basis, in relation to the annual financial reports to be delivered by the Singapore Dollar Borrower in accordance with this Agreement, and (ii) GAAP shall mean generally accepted accounting principles in Japan applied on a consistent basis in relation to the annual financial reports to be delivered by the Yen Dollar Borrower in accordance with this Agreement.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory or administrative body, court, tribunal, commission, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” shall mean the guarantee of even date herewith issued by the Guarantor guaranteeing all the Secured Obligations of the Borrowers under the Loans.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any bank guarantee or letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof.

“Guarantor” shall mean Equinix, Inc., a Delaware corporation.

“Guarantor EBITDA” shall mean, as of any date, (a) the sum of the Consolidated EBITDA of Guarantor for the period of two (2) Fiscal Quarters ending on such date, multiplied by (b) two.

“Guarantor Senior Debt” means the principal amount of all consolidated funded Indebtedness of the Guarantor, but excluding the principal amount of outstanding convertible subordinated debentures or notes issued by the Guarantor outstanding as of the date hereof.

“Hazardous Materials” means (a) any pollutants, toxic pollutants, oil, gasoline, petroleum products, asbestos, materials or substances containing asbestos, explosives, chemical liquids or solids, radioactive materials, polychlorinated biphenyls or related or similar materials, or any other solid, liquid or other emission, substance, material, product or by-product defined, listed or regulated as a hazardous, noxious, toxic or solid substance, material or waste or defined, listed or regulated as causing cancer or reproductive toxicity, or otherwise defined, listed or regulated as hazardous or toxic in, pursuant to, or by any federal, state or local law, ordinance, rule, or regulation, now or hereafter enacted, amended or modified, in each case to the extent applicable to the Collateral including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); Sections 25117, 25281, 25316 or 25501 of the California Health & Safety Code; any so-called “Superfund” or “Superlien” law; the Toxic Substance Control Act of 1976 (15 U.S.C. Section 2601 et seq.); the Clean Water Act (33 U.S.C. Section 1251 et seq.); and the Clean Air Act (42 U.S.C. Section 7901 et seq.) or the equivalent laws of Japan or Singapore as relevant to each Borrower; (b) any substance which is or contains asbestos, radon, polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, lead paint, motor fuel or other petroleum hydrocarbons; (c) fungus, mold, mildew, or other biological agents the presence of which may adversely affect the health of individuals or other animals or materially adversely affect the value or utility of the Collateral; (d) any other substance which causes or poses a threat to cause a contamination or nuisance with respect to all or any portion of the Collateral or any adjacent property or a hazard to the Environment or to the health or safety of Persons; and (e) any other pollutant or contaminant or chemicals, waste, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Increased Commitment” shall have the meaning assigned to such term in Section 2.03(a).

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than any such balance of a trade payable created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property and all obligations and liabilities arising in connection with factoring arrangements or other arrangements with respect to the sale of receivables; (e) all Capitalized Lease Obligations of such Person, including synthetic or other off-balance sheet lease obligations (unless in each case cash collateralized, and then only to the extent such obligations exceed the cash collateral); (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities (excluding any letter of credit or similar instrument issued for the benefit of any Borrower with respect to trade accounts that are payable in the ordinary course of business and included in current liabilities); (g) all net obligations and liabilities, calculated by such Person on a basis satisfactory to the Facility Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; and (i) all obligations referred to in clauses (a) through (h) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venture to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Insurance Policies” shall mean the insurance policies and coverage required to be maintained by each Borrower which is an owner of the Collateral with respect to the applicable Collateral pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all the provisions of the Insurance Policies and all requirements of the issuer of any of the Insurance Policies.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Interest Payment Date” shall mean the last day of November, February, May and August of each year, from the date of this Agreement until the Final Maturity Date; provided that if any Interest Payment Date shall fall on a day other than a Business Day, such Interest Payment Date shall be on the next preceding Business Day.

“Interest Period” shall mean with respect to any Borrowing the period commencing on the day after the immediately preceding Interest Payment Date and ending on the next Interest Payment Date, until the Final Maturity Date; provided that the first Interest Period in respect of any Borrowing shall be the period commencing on the Drawdown Date for such Borrowing and ending on the next Interest Payment Date.

“Interest Rate Setting Date” shall mean two (2) Business Days before the start of any Interest Period.

“Internet Data Center” shall mean the equipment and improvements to be developed, designed, and constructed with the proceeds of the Loans and other funds and generally described as an internet business exchange co-location facility and data center and ancillary administrative or other support services or any facility that as a result of technological changes is substantially equivalent, or a technological successor, to an Internet Data Center.

“Inventory” means, as to the Borrowers and each of their Subsidiaries, all of Borrowers’ or such Subsidiary’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by Borrower or such Subsidiary as lessor; (b) are held by Borrower or such Subsidiary for sale or lease or to be furnished under a contract of service; (c) are furnished by Borrower or such Subsidiary under a contract of service; or (d) consist of raw materials, work-in-process, finished goods or materials used or consumed in its business.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.16(a).

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 10.16(a).

“Kajima Construction Contract” shall mean the Design/Build Contract dated February 13, 2007 between Equinix Japan and the Kajima Corporation for the design and construction of the Equinix Japan Internet Data Center, as may be supplemented, amended or modified from time to time.

“Leases” shall mean any and all leases, subleases, tenancies, options, rental agreements, occupancy agreements, and any other agreements (including all amendments, extensions, replacements, renewals, and/or modifications thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean each financial institution listed on the signature pages hereof, as well as any financial institution that has become a “Lender” hereto (including additional Lenders who become a party hereto pursuant to Section 2.03) pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, each reference in this Agreement to a Lender includes each Singapore Dollar Lender and Yen Lender.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, charge, collateral assignment, hypothecation, security interest or other encumbrance of any kind or any filing of any financing statement under any recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall mean, as the context may require, a Singapore Dollar Loan or a Yen Loan or any Additional Loan, and “Loans” shall mean the Singapore Dollar Loans, the Yen Loans and the Additional Loans.

“Loan Commitment” shall mean the aggregate amount of all Lenders’ Singapore Dollar Loan Commitments, Yen Loan Commitments and/or Additional Commitments.

“Loan Documents” shall mean this Agreement, the Guarantee, the Notes, and the Security Documents.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, assets, results of operations, condition, financial or otherwise, of the Borrowers or the Guarantor; (b) material impairment of the ability of the Borrowers to fully and timely perform any of their material obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens; (e) a material adverse effect on the legality, validity on enforceability of this Agreement or any other Loan Document; or (f) a material impairment of the ability of the Guarantor to fully and timely perform its obligations under the Guarantee.

“Material Agreement” shall mean (a) any agreement or contract listed in Schedule 3.09, and (b) any other agreement or contract (other than the Loan Documents), whether written or oral, to which any Borrower or any of their respective Subsidiaries is a party or by which its or its properties is bound as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness (other than the Indebtedness under the Loan Documents) of either Borrower or any of their Subsidiaries in an aggregate outstanding principal amount exceeding the US Dollar Equivalent of US$2,000,000.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale, the cash proceeds received by a Borrower or any of its Subsidiaries (including cash proceeds subsequently received in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrowers’ good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by a Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) payments required to be made with respect to unassumed liabilities relating to the properties sold within ninety (90) days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within ninety (90) days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale); and (v) taxes paid (directly or indirectly) to any taxing authorities by Borrowers, in connection with, or directly attributable to, such sale;

(b) with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by a Borrower or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses, transfer and other taxes incurred in connection with such Casualty Event.

“Notes” shall mean any notes evidencing the Singapore Dollar Loans or the Yen Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibits D-1 and D-2.

“Obligation Currency” shall have the meaning assigned to such term in Section 10.16(a).

“Obligations” shall mean (a) obligations of each Borrower from time to time arising under or in respect of the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of each Borrower under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of each Borrower under or pursuant to this Agreement and the other Loan Documents.

“Organizational Documents” shall mean, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

“Other Expansion Costs” shall mean costs and expenses for Capital Expenditures directly relating to the expansion of either Borrower’s Internet Data Centers, set forth in a Borrowing Request to be delivered in accordance with Section 2.04.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to the exercise by a Facility Agent or a Lender of its rights under, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“Payment Office” means (i) with respect to Singapore Dollar Borrowings, the Facility Agent’s office located at One Raffles Quay (ORQ) South Tower, Level 26, Singapore 048583, (ii) with respect to Yen Borrowings, the Facility Agent’s office located at Atago Green Hills Mori Tower 31F, 5-1 Atago 2-Chome, Minato-Ku, Tokyo, Japan or (iii) at such other office or offices of the Facility Agent as may be designated in writing from time to time by the Facility Agent to Borrowers.

“Permitted Indebtedness” shall have the meaning assigned to that term in Section 6.01.

“Permitted Investments” shall have the meaning assigned to that term in Section 6.04.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Principal Repayment Date” shall mean each Interest Payment Date after the end of the Availability Period.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (a) such Indebtedness is incurred within one (1) year after such acquisition, installation, construction or improvement of such property by such Person and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Reference Bank” shall mean any of (i) ABN AMRO Bank N.V., (ii) The Hongkong and Shanghai Banking Corporation Ltd., or (iii) Citibank, N.A.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding and unused Loan Commitments.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Restricted Payments” shall mean (a) any payment by any Borrower on interest, principal or any other sum in relation to any Subordinated Indebtedness (except as expressly permitted under the terms of subordination as set forth in Schedule 1.01(b)) and (b) any Dividend or other distribution or any other payment by any Borrower by way of return on capital of or other investment in such Borrower or participation in the income or profits of such Borrower or any repayment, redemption, repurchase or return by such Borrower of its capital or any such other investment, except for dividends payable solely in such Borrower’s Equity Interests.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all obligations of Borrowers under each Hedging Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Facility Agent, the Collateral Agent, the Lenders and each counterparty to a Hedging Agreement if at the date of entering into such Hedging Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Facility Agent a letter agreement in form and substance acceptable to the Facility Agent pursuant to which such person (a) appoints the Collateral Agent as its agent under the applicable Loan Documents and (b) agrees to be bound by the provisions of Sections 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933.

“Security” shall mean the security interest vested by the Security Documents.

“Security Agreements” shall mean the (a) Assignment of Movables, (b) Debenture and (c) the share pledge agreements or such other agreements to be entered into in accordance with Section 5.13.

“Security Documents” shall mean the Security Agreements and each other security document or pledge agreement or guaranty delivered in accordance with applicable law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all financing statements or instruments of perfection required by this Agreement, the Security Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement and any guaranty under applicable law with respect to the Secured Obligations and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or Lien on any property as collateral for the Secured Obligations.

“SIBOR” shall mean, with respect to any Singapore Dollar Borrowing for any Interest Period, the rate per annum for deposits in Singapore Dollars for a period equal to or that most closely approximates the duration of such Interest Period which appears on Reuters page ABSIRFIX01 (or such other page(s) as may replace that page as determined by the

Facility Agent) as of 11:00 a.m., Singapore time on the relevant Interest Rate Setting Date; provided that if such rate does not appear on that page, “SIBOR” shall mean the rate expressed as a percentage to be the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places) as supplied to the Facility Agent at its request quoted by at least two reference banks that are leading banks as the rate at which it is offered deposits in Singapore Dollars and for the required period in the Singapore interbank market at or about 11:00 a.m., Singapore time.

“Singapore” means the Republic of Singapore.

“Singapore Dollar Borrower” shall mean, in its capacity as the borrower of Singapore Dollar Loans, Equinix Singapore.

“Singapore Dollar Borrowing” shall mean a borrowing comprised of Singapore Dollar Loans made by the Singapore Lenders pursuant to a Borrowing Request.

“Singapore Dollar Lenders” shall mean each financial institution listed on Schedule 1.01(a) (as amended from time to time), as well as any financial institution that has become a “Singapore Dollar Lender” hereto pursuant to Section 2.03 or by the execution of an Assignment and Assumption in accordance with this Agreement, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. For purposes of this Agreement, “Lender” includes each Singapore Dollar Lender unless the contract otherwise requires.

“Singapore Dollar Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Singapore Dollar Loans hereunder during the Availability Period in the amount set forth opposite such Lender’s name on Schedule 1.01(a), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Singapore Dollar Loan Commitment, as applicable, as the same may be (a) increased pursuant to any Increased Commitment made by such Lender pursuant to Section 2.03 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial aggregate amount of the Lenders’ Singapore Dollar Loan Commitments is SGD23,000,000.

“Singapore Dollar Loans” shall mean the term loans made by the Singapore Dollar Lenders to the Singapore Dollar Borrower pursuant to Section 2.01(b).

“Singapore Dollars” or “SGD” shall mean lawful money of Singapore.

“Site Leases” shall mean the lease of Equinix Japan over the following premises: (i) TRC-C Building, B-Block, 4th & 5th Floors & one-half of 1st floor, 1-1 Heiwajima, 6-chome, Oota-ku, Tokyo 143-0006 Japan and (ii) 8-21, Higashi-Shinagawa 3-chome, Shinagawa-ku, Tokyo, Shinshuu Meitetsu Shinagawa Building; and the lease of Equinix Singapore over the following premises: (i) Blk 20 Ayer Rajah Crescent #06-01, #06-05/06/07/08, #05-05/06/06A/07/07A/08, #03-05/06/07/08 and #05-01/02/02A/03/03A/04 Singapore 139964, (ii) Blk 20 Ayer Rajah Crescent, #03-01 to #03-04, Singapore 139964, (iii) Blk 20 Ayer Rajah Crescent #04-05/06/06A/07/07A/08 Singapore 139964, (iv) Blk 20 Ayer Rajah Crescent #06-04 Singapore 139964, (v) Blk 20 Ayer Rajah Crescent #02-03/04 Singapore 139964, (vi) Blk 20 Ayer Rajah Crescent #06-02/03 Singapore 139964, (vii) Rooftop, Blk 20 Ayer Rajah Crescent Singapore 139964 and (viii) Cargo Lift Shafts G and H, Blk 20 Ayer Rajah Crescent Singapore 139964.

“Subordinated Indebtedness” shall mean Indebtedness of a Borrower that is by its terms subordinated in right of payment to the Obligations of such Borrower in accordance with the terms of subordination set forth in Schedule 1.01(b).

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (d) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Substitute Base Rate” has the meaning assigned to such term in Section 2.11.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required under the laws of the jurisdiction of incorporation of a corporate entity to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean any period consisting of two (2) consecutive Fiscal Quarters of Borrowers (in each case taken as one (1) accounting period).

“TIBOR” means (a) the interest rate offered for Yen deposits for a period equal to or that most closely approximates the applicable Interest Period which appears on the screen display designated as “Reuters Screen TIBM” under the caption “Average of 10 Banks” on the Reuters Service (or such other screen display or service as may replace it for the purpose of displaying Tokyo interbank offered rates of prime banks for Yen deposits) at or about 11:00 am (Tokyo time) on the relevant Interest Rate Setting Date or (b) if no such interest rate is available on the Reuters Service (or such replacement), the interest rate offered for Yen deposits for a period equal to or that most closely approximates the applicable Interest Period which appears on the screen display designated as “Euro-Yen TIBOR” on page 23070 of the Telerate Service published by the Japanese Bankers Association (or such other screen display or service as may replace it for the purpose of displaying Tokyo interbank offered rates of prime banks for Yen deposits) at or about 11:00 am (Tokyo time) on the relevant Interest Rate Setting Date.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness of the Borrowers on such date (excluding any Subordinated Indebtedness owed to the Guarantor or to Affiliates of Guarantor or Borrowers) to annualized Consolidated EBITDA of the Borrowers for the Test Period then most recently ended.

“United States” shall mean the United States of America.

“US Dollar Equivalent” shall mean at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by the Facility Agent at such time using the Exchange Rate in effect on the Business Day of determination.

“US Dollars” or “US$” shall mean lawful money of the United States of America.

“Wah Loon Construction Contract” shall mean the Articles and Conditions of Building Contract dated March 2, 2007 between Equinix Singapore and Wah Loon Electrical Engineering Pte. Ltd., as may be supplemented, amended or modified from time to time.

“Yen” or “¥” shall mean lawful money of Japan.

“Yen Borrower” shall mean, in its capacity as the borrower of Yen Loans, Equinix Japan.

“Yen Borrowing” shall mean a borrowing comprised of Yen Loans made by the Yen Lenders pursuant to a Borrowing Request.

“Yen Lenders” shall mean each financial institution listed on Schedule 1.01(c) (as amended from time to time), as well as any financial institution that has become a “Yen Lender” hereto pursuant to Section 2.03 or by the execution of an Assignment and Assumption in accordance with this Agreement, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. For purposes of this Agreement, “Lender” includes each Yen Lender unless the contract otherwise requires.

“Yen Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Yen Loans hereunder during the Availability Period in the amount set forth opposite such Lender’s name on Schedule 1.01(c), as the same may be (a) increased by any Increased Commitment made by such Lender pursuant to Section 2.03 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial aggregate amount of the Lenders’ Yen Loan Commitments is ¥2,932,500,000.

“Yen Loans” shall mean the term loans made by the Yen Lenders to the Yen Borrower pursuant to Section 2.01(b).

SECTION 1.02 Terms Generally. Terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in such agreement, instrument or other document), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the premises covered by a Site Lease or any property adjacent to the premises covered by a Site Lease, means “on, in, under, above or about.”

SECTION 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time. If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, Borrowers, the Lenders and the Facility Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrowers’ financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until Borrowers, the Lenders and the Facility Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP, as in effect immediately prior to such change.

SECTION 1.04 Resolution of Drafting Ambiguities. Each Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(a) each Singapore Dollar Lender agrees, severally and not jointly, to make Singapore Dollar Loans to the Singapore Dollar Borrower during the Availability Period in the principal amount not to exceed such Singapore Dollar Lender’s Singapore Dollar Loan Commitment;

(b) each Yen Lender agrees, severally and not jointly, to make Yen Loans to the Yen Borrower during the Availability Period in the principal amount not to exceed such Yen Lender’s Yen Loan Commitment; and

Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02 Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of the Approved Currency equivalent of US$250,000 and not less than the Approved Currency equivalent of US$1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments. Each Borrower may make up to two Borrowings per month during the Availability Period, which Borrowings shall be made in accordance with the conditions set forth in Article IV of this Agreement.

(b) (i) Each Singapore Dollar Lender shall make each Singapore Dollar Loan to be made by it hereunder by wire transfer of immediately available funds to such account in Singapore as the Facility Agent may designate not later than 11:00 a.m., Singapore time, and (ii) each Yen Lender shall make each Yen Loan to be made by it hereunder by wire transfer of immediately available funds to such account in Tokyo as the Facility Agent may designate not later than 11:00 a.m., Tokyo time, in each case on the proposed date, and the Facility Agent shall promptly credit the amounts so received to an account as directed by the Administrative Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(c) Unless the Facility Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Facility Agent such Lender’s portion of such Borrowing, the Facility Agent may assume that such Lender has made such portion available to the Facility Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Facility Agent may, in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If the Facility Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Facility Agent, each of such Lender and Borrowers severally agree to repay to the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is repaid to the Facility Agent at (i) in the case of Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the rate determined by the Facility Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Facility Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrowers’ obligation to repay the Facility Agent such corresponding amount pursuant to this Section 2.02(c) shall cease.

SECTION 2.03 Additional Loans.

(a) At any time prior to the Final Maturity Date, (i) any Borrower shall have the right to request an increase in the amount of the Loan Commitments then in effect under this Agreement for such Borrower (each, an “Increased Commitment”) or (ii) any Additional Borrower shall have the right to request commitments of Additional Loans (each, an “Additional Commitment”), in each case by providing at least thirty (30) days prior written notice to the Facility Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to all such Increased Commitments and/or Additional Commitments, the aggregate amount of all Loan Commitments shall not cause the relevant Borrower to breach the financial covenants set forth in Section 6.10. The Facility Agent shall promptly notify each Lender of any such request. No Lender shall be obligated in any way whatsoever to provide any Increased Commitment or Additional Commitment, provided that the existing Lenders shall be given the initial opportunity (in such time period as the Facility Agent may reasonably determine) to provide Increased Commitments or Additional Commitments, and if more than one existing Lender desires to provide Increased Commitments or Additional Commitments, then the Increased Commitments or Additional Commitments, as the case may be, shall be provided on a pro rata basis based on the respective Commitments of all such existing Lenders that so desire to provide such Increased Commitments or Additional Commitments. If, in the case of any Increased Commitments, a new Lender becomes a party to this Agreement, or if any existing Lender agrees to provide any such Increased Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, provides such Increased Commitment) (and as a condition thereto) purchase from the other Lenders its applicable proportionate share or (in the case of an increasing Lender), the increase in its applicable proportionate share (determined with respect to the Lenders’ relative Commitments and after giving effect to the Increased Commitments), of any outstanding Loans made under such Commitments, by making available to the Facility Agent for the account of such other Lenders, in same day funds, an amount equal to the sum of (x) the portion of the outstanding principal amount of such Loans to be purchased by such Lender plus (y) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Loans. The Borrowers shall pay to the Lenders amounts payable, if any, to such Lenders under Section 2.13 as a result of the purchase of any such Loans (which purchases shall be deemed prepayments for purposes of Section 2.13).

(b) No Increased Commitment or Additional Commitment may be effected under this Section 2.03 if (i) a Default or Event of Default shall be in existence on the effective date of such Increased Commitment or Additional Commitment, or (ii) any representation or warranty made or deemed made by Guarantor or any Borrower in any Loan Document to which such Guarantor or Borrower is a party is not (or would not be) true or correct in all material respects on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder.

(c) In connection with any Increased Commitment or Additional Commitment effected pursuant to this Section 2.03, (i) any Lender becoming a party hereto shall execute such documents and agreements as the Facility Agent may reasonably request and (ii) each Borrower shall make appropriate arrangements so that each new Lender, and any existing Lender providing an Increased Commitment or Additional Commitment, receives new or replacement Notes, as appropriate, in the amount of such Lender’s Commitment at the time of the effectiveness of the Increased Commitment or Additional Commitment.

(d) Notwithstanding anything contained in this Section 2.03 to the contrary, any Increased Commitment or Additional Commitment effected pursuant to this Section 2.03 shall be subject to (i) prior approval of all Lenders, unless the Increased Commitment or Additional Commitment shall be for Loans to be made available to either Equinix Singapore or Equinix Japan, and (ii) the payment of any fees or charges mutually agreed by the relevant Borrower and the relevant Lender for the provision of such Increased Commitment or Additional Commitment.

SECTION 2.04 Borrowing Procedure. To request a Borrowing, the Administrative Borrower shall deliver to the Facility Agent, by hand delivery or telecopier, a duly completed and executed Borrowing Request executed by an Authorized Officer of the Administrative Borrower (i) in the case of a Singapore Dollar Borrowing, not later than 11:00 a.m., Singapore time, three (3) Business Days before the date of the proposed Borrowing, or (ii) in the case of a Yen Borrowing, not later than 11:00 a.m., Tokyo time, three (3) Business Days before the date of the proposed Borrowing. The Borrowers hereby waive the right to dispute any such Borrowing Request that purports to be executed by an Authorized Officer of the Administrative Borrower. The Facility Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any written Borrowing Request. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is to be a Singapore Dollar Borrowing or a Yen Borrowing; provided, however, that the Singapore Dollar Borrower and the Yen Borrower may request only Singapore Dollar Borrowings and Yen Borrowings, respectively;

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) the location and number of the relevant Borrower’s account to which funds are to be disbursed; and

(e) that the conditions set forth in Sections 4.02(b) to 4.02(e) shall have been satisfied as of the date of the proposed Borrowing.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.04, the Facility Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.05 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrowers hereby unconditionally promise to pay (i) to the Facility Agent for the account of each Singapore Dollar Lender, the principal amount of each Singapore Dollar Loan of such Singapore Dollar Lender as provided in Section 2.09, and (ii) to the Facility Agent for the account of each Yen Lender, the principal amount of each Yen Loan of such Yen Lender as provided in Section 2.09. All payments or repayments of Loans made pursuant to this Section 2.05(a) shall be made in the Approved Currency in which such Loan is denominated.

(b) Lender and Facility Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Facility Agent shall maintain accounts in which it will record (i) the amount and Approved Currency of each Loan made hereunder; (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Facility Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Facility Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrowers to repay the Loans made to any Borrower by such Lender in accordance with the terms of this Agreement.

(c) Promissory Notes. Any Lender by written notice to any Borrower (with a copy to the Facility Agent) may request that Loans made by it be evidenced by a promissory note. In such event, such Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibits D-1 or D-2 as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.06 Fees.

(a) Commitment Fee. Borrowers agree to pay to the Facility Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to 0.30% per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates in accordance with Section 2.08. Accrued Commitment Fees shall be payable in arrears (i) on each Interest Payment Date (without regard to whether interest is due on such date), and (ii) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Facility Set-up Fee. Borrowers agree to pay to the Arranger for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrowers and the Arranger (the “Facility Set-up Fee”).

(c) All Commitment Fees shall be paid on the dates due, in immediately available funds in US Dollars or any Approved Currency requested by the Facility Agent, to the Facility Agent for distribution, if and as appropriate, among the Lenders. The Facility Set-up Fee shall be paid to the Arranger for its own account within five (5) Business Days from the date of this Agreement. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.07 Interest on Loans.

(a) Determination of Applicable Margin. On every Interest Rate Setting Date, the Facility Agent shall determine the Applicable Margin for the relevant Interest Period based on information with respect to Guarantor EBITDA and Guarantor Senior Debt, which shall be included in a Compliance Certificate delivered by the Borrowers for the most recently-ended Fiscal Quarter prior to such Interest Rate Setting Date (or for the initial Interest Setting Date, the certificate delivered pursuant to Section 4.01(p)). If the Borrowers fail to deliver or delay in delivering a Compliance Certificate, the Facility Agent shall make its own computations of Guarantor Senior Debt and Guarantor EBITDA based on the most recent quarterly report of the Guarantor submitted to the Securities and Exchange Commission of the United States pursuant to the Securities Exchange Act of 1934 or such other information as the Facility Agent decides as appropriate. Upon the determination of the Facility Agent of the Applicable Margin pursuant to this Agreement, the Facility Agent shall promptly communicate the Applicable Margin to the Borrowers.

(b) Singapore Dollar Loans. Subject to the provisions of Section 2.07(d), the Singapore Dollar Loans comprising each Singapore Dollar Borrowing shall bear interest (in Singapore Dollars) at a rate per annum equal to SIBOR for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Yen Loans. Subject to the provisions of Section 2.07(d), the Yen Loans comprising each Yen Borrowing shall bear interest (in Yen) at a rate per annum equal to TIBOR for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(d) Default Rate. Notwithstanding the foregoing, during an Event of Default as described in Sections 7.01(a) or 7.01(b) (but, in the case of Section 7.01(b), only as a result of failure to pay interest), such unpaid amounts giving rise to such Event of Default, at the election of the Required Lenders, upon written notice, to the Administrative Borrower, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to 2% plus the rate otherwise applicable to such amounts as provided in the preceding paragraphs of this Section 2.07 (the “Default Rate”).

(e) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.07(d) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(f) Interest Calculation. All interest hereunder shall be computed on the basis of a year of three hundred and sixty (360) days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable interest rate shall be determined by the Facility Agent in accordance with the provisions of this Agreement, and upon determining the interest rate for any Loan, the Facility Agent shall promptly notify the Administrative Borrower and the relevant Lenders thereof. Each such determination shall be conclusive absent manifest error.

(g) Currency for Payment of Interest. All interest paid or payable pursuant to this Section 2.07 shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated.

SECTION 2.08 Termination of Commitments. The Singapore Dollar Loan Commitments shall automatically terminate at 5:00 p.m., Singapore time, on the last day of the Availability Period. The Yen Loan Commitments shall automatically terminate at 5:00 p.m., Tokyo time, on the last day of the Availability Period. The Borrowers may, upon ten (10) Business Days’ prior written notice to the Facility Agent, terminate in its entirety (but not in part) either or both the Singapore Dollar Loan Commitment or the Yen Loan Commitment prior to the end of the Availability Period, subject to the receipt of evidence by the Facility Agent reasonably satisfactory to it demonstrating the availability of cash or alternative funding to the Borrowers (which may include cash or funding available to the Guarantor that the Guarantor can use for such purpose) sufficient to complete construction and equipping of the Internet Data Centers.

SECTION 2.09 Repayment. Borrowers shall pay to the Facility Agent, for the account of the Lenders, on each Principal Repayment Date, a principal amount of (a) each Singapore Dollar Loan equal to 1/12 of the aggregate principal amount (in Singapore Dollars) of such Singapore Dollar Loan outstanding as of the last day of the Availability Period, and (b) each Yen Loan equal to 1/12 of the aggregate principal amount (in Yen) of such Yen Loan outstanding as of the last day of the Availability Period, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. All principal repayments shall be made in the Approved Currency of the Loan being repaid.

SECTION 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Each Borrower may, at its option and upon at least five (5) Business Days’ prior written notice to the Facility Agent, prepay any Borrowing in whole or in part; provided, that (i) the amount of such prepayment shall be in an amount that is an integral multiple of the Approved Currency equivalent of US$250,000 and not less than the Approved Currency equivalent of US$1,000,000 or, if less, the outstanding principal amount of such Borrowing, (ii) such prepayment shall not violate any applicable law, and (iii) such prepayment is accompanied by all sums due and payable under this Agreement and the other Loan Documents, including but not limited to Breakage Costs, if any, and all of Lenders’ costs and expenses (including reasonable attorney’s fees and disbursements) incurred by the Lenders in connection with such prepayment.

(b) Mandatory Prepayments.

(i) Not later than fifteen (15) Business Days following the receipt by a Borrower of the Net Cash Proceeds with respect to: (A) any Asset Sale by such Borrower (other than Asset Sales permitted under Section 6.06) of assets that form part of the Collateral, or (B) a Casualty Event, such Borrower shall apply 100% of such Net Cash Proceeds received with respect thereto to prepay the Loans made to such Borrower.

(ii) Not later than the fifth (5th) Business Day after occurrence of a Change in Control with respect to a Borrower, such Borrower shall prepay its Borrowings in full.

(iii) Any prepayment under this Section 2.10(b) shall be accompanied by all sums due and payable under this Agreement, and the other Loan Documents, including but not limited to Breakage Costs.

(iv) Notwithstanding the foregoing, Borrowers shall not be required to make a prepayment pursuant to this sub-clause (b) with the Net Cash Proceeds from any Asset Sale as provided in paragraph (i) above or Casualty Event if the Borrowers advise the Facility Agent in writing within fifteen (15) Business Days after the time such Net Cash Proceeds are received that the applicable Borrower intends to reinvest all or any portion of such Net Cash Proceeds in replacement assets to the extent (A) such Net Cash Proceeds are in fact committed to be reinvested by such Borrower pursuant to a purchase contract providing for the acquisition of such replacement assets that is executed by such Borrower and the related seller within one hundred and eighty (180) days after the date of such Asset Sale or Casualty Event and (B) the acquisition of such replacement assets occurs within two hundred and seventy (270) days after the date of such Asset Sale or Casualty Event. If, at any time after the occurrence of such Asset Sale as provided in paragraph (i) above or Casualty Event and prior to the acquisition of the related replacement assets, the 180- or 270-day period provided in clause (A) or (B) of the preceding sentence shall elapse without execution of the related purchase contract (in the case of clause (A)) or the occurrence of the related acquisition (in the case of clause (B)) or an Event of Default shall occur, then Borrowers shall, upon request, immediately prepay the outstanding Loans made to the applicable Borrower.

(c) Notice of Prepayment. The Administrative Borrower shall notify the Facility Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Singapore Dollar Borrowing, not later than 11:00 a.m., Singapore time, of the relevant Business Day, or (ii) in the case of prepayment of Yen Borrowing, not later than 11:00 a.m., Tokyo time, of the relevant Business Day in accordance with clause (a) or (b) above, as the case may be. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Facility Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. All prepayments shall be made in the Approved Currency of the Loan being prepaid.

SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Borrowing:

(a) the Facility Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining SIBOR or TIBOR for such Interest Period; or

(b) the Facility Agent is advised in writing by the Required Lenders that SIBOR or TIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Facility Agent shall give written notice thereof to the Administrative Borrower and the Lenders as promptly as practicable thereafter. The Facility Agent shall, as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, request from any Reference Bank a rate which expresses as a percentage rate per annum the cost to an affected Lender of funding its participation in that Loan (“Substitute Base Rate”). During such period when the circumstances described in paragraphs (a) or (b) are in effect, the rate of interest of an affected Lender’s share of a Loan for the relevant Interest Period shall be the rate per annum which is the sum of (X) the Applicable Margin and (Y) the Substitute Base Rate.

SECTION 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any participation in a Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any of the Lenders, the Singapore interbank market or the Japan interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender (but subject to paragraph (d) of this Section 2.12), Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time (but subject to paragraph (d) of this Section 2.12) Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to the Administrative Borrower shall be conclusive absent manifest error. Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within five (5) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than twelve (12) months prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the twelve-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Exceptions to Borrowers’ Liability for Increased Costs. Borrowers shall have no obligation to compensate any Lender for any increased costs under Sections 2.12(a) and (b) to the extent such increased costs are: (i) attributable to the willful breach by the relevant Lender of any Requirement of Law; (ii) attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any Requirement of Law which implements Basel II (whether such implementation, application or compliance is by a Governmental Authority, Lender or any of its Affiliates), except for any increase of costs which are unforeseeable; and (iii) in respect of a Lender’s capital adequacy or reserve requirements by which it is bound as a matter of internal policy, to the extent that such requirements exceed those by which it is bound as a Requirement of Law or general application.

SECTION 2.13 Breakage Costs. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default) or without the requisite notice period under this Agreement, (b) the failure to borrow, pay, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrowers pursuant to Section 2.16(b), then, in any such event, Borrowers shall compensate each Lender for the loss, cost and expense (excluding loss of Applicable Margin) attributable to such event (such amounts, “Breakage Costs”). A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Administrative Borrower (with a copy to the Facility Agent) and shall be conclusive and binding absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within five (5) days after receipt thereof.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Sections 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Singapore time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Facility Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Facility Agent at its offices at the Payment Office except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Facility Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in US Dollars (other than with respect to principal or interest under the Singapore Dollar Loans and Yen Loans which shall be made in Singapore Dollars and Yen, respectively), except as expressly specified otherwise.

(b) Pro Rata Treatment.

(i) Each payment by a Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment on account of principal of the Singapore Dollar Loans shall be allocated among the Singapore Dollar Lenders pro rata based on the principal amount of the Singapore Dollar Loans held by the Singapore Dollar Lenders. Each payment on account of principal of the Yen Loans shall be allocated among the Yen Lenders pro rata based on the principal amount of the Yen Loans held by the Yen Lenders.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Facility Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied with respect to the intended Loan (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d) Sharing of Set-Off. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (1) notify the Facility Agent of such fact, and (2) purchase (for cash at face value) participations in the appropriate Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the appropriate Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrowers (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim. Each Lender agrees to promptly notify the Facility Agent and Administrative Borrower after any such set off and application made by such Lender.

(e) Borrower Default. Unless the Facility Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Facility Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Facility Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Facility Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Facility Agent, at the rate determined by the Facility Agent in accordance with banking industry rules on interbank compensation.

(f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.02(b), 2.14(e) or 10.03(c), then the Facility Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Facility Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that, if the Borrowers shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i)

the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the Facility Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Indemnification by Borrowers. Borrowers shall indemnify the Facility Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid by the Facility Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate identifying in reasonable detail the amount and nature of such payment or liability (including such other evidence thereof as has been received by a Lender or the Facility Agent) delivered to a Borrower by a Lender (with a copy to the Facility Agent), or by the Facility Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If Taxes were not correctly or legally asserted, the Facility Agent or such Lender shall, at the expense of the Borrowers, provide such documents to the Administrative Borrower in form and substance satisfactory to the Facility Agent, as the Administrative Borrower may reasonably request, to enable the applicable Borrower to contest such Taxes pursuant to appropriate proceedings then available to such Borrower (so long as providing such documents shall not, in the good faith determination of the Facility Agent or the Lender, have a reasonable likelihood of resulting in any liability of the Facility Agent or such Lender and doing so is otherwise permitted under applicable law as determined by the Facility Agent or such Lender). This Section 2.15(c) shall not be construed to require the Facility Agent or any Lender to make available its Tax Returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Facility Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Facility Agent.

(e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to the Administrative Borrower (with a copy to the Facility Agent), at the time or times prescribed by applicable Requirements of Law and reasonably requested by the Administrative Borrower or the Facility Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding.

(f) Treatment of Certain Refunds. If the Facility Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 2.15, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Facility Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers, upon the request of the Facility Agent or such Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Facility Agent or such Lender in the event the Facility Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Facility Agent or any Lender to make available its Tax Returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrowers shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrowers are required to pay any amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrowers may, at their sole expense and effort, upon notice to such Lender and the Facility Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrowers shall have paid to the Facility Agent the processing and recordation fee specified in Section 10.04(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

Notwithstanding the foregoing, a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Facility Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01 Organization; Powers. Each Borrower (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and as presently contemplated to be conducted and to make the Borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The transactions to be entered into by each Borrower under this Agreement and the other Loan Documents are within such Borrower’s powers and have been duly authorized by all necessary action on the part of such Borrower. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Borrower is to be a party, when executed and delivered by such Borrower, will constitute, a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts. Except as set forth on Schedule 3.03, the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby by the Borrowers (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii)

consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Borrower, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Borrower or its property, or give rise to a right thereunder to require any payment to be made by any Borrower, except such violation, default, requirement of consent or requirement of payment that could not reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien on any property of any Borrower, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04 Financial Statements; Projections.

(a) Historical Financial Statements.

(i) Yen Borrower has heretofore delivered to the Lenders its and its subsidiaries’ consolidated balance sheets, related statements of income and stockholders’ equity (A) as of and for the Fiscal Year ended December 31, 2006, and (B) as of and for the six-month period ended June 30, 2007 and for the comparable period of the preceding Fiscal Year, in each case, certified by a Financial Officer of such Borrower.

(ii) Singapore Dollar Borrower has heretofore delivered to the Lenders its and its subsidiaries’ consolidated balance sheets, related statements of income, cash flow and stockholders’ equity (A) as of and for the Fiscal Year ended December 31, 2006, and (B) as of and for the six-month period ended June 30, 2007 and for the comparable period of the preceding Fiscal Year, in each case, certified by a Financial Officer of such Borrower.

Such financial statements and all financial statements delivered pursuant to this Agreement have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations and cash flows (to the extent applicable) of such Borrower as of the dates and for the periods to which they relate (subject, in the case of any unaudited financial statements, to year-end audit adjustments and the absence of footnotes).

(b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Borrower of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents. Since December 31, 2006, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c) Forecasts. The forecasts of financial performance of the Borrowers furnished to the Lenders have been prepared in good faith by the Borrowers and are based on assumptions believed by the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

SECTION 3.05 Properties.

(a) Generally. Each Borrower has good title to, or valid leasehold interests in, all its property material to its business, including its Internet Data Center(s), free and clear of all Liens except for Permitted Liens. The property of the Borrowers, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Borrowers as presently conducted.

(b) Real Property. Schedule 3.05(b) contains a true and complete list of each interest in Real Property owned, leased, subleased or otherwise occupied or utilized by each Borrower, as of the date hereof and describes the type of interest therein held by such Borrower and, in each of the cases described in this Section 3.05(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the transactions contemplated hereby.

(c) No Casualty Event. No Borrower has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event.

(d) Collateral. Each Borrower owns or has rights to use all of the Collateral, necessary for or material to each Borrower’s business as currently conducted. The use by each Borrower of such Collateral and all such rights with respect to such Collateral do not infringe on the rights of any Person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Borrower’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Intellectual Property; Ownership/No Claims.

(a) Each Borrower owns, or is validly licensed to use, all patents, patent applications, industrial designs, invention disclosures, trademarks, trade names, corporate names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how, processes, and other intellectual property and general intangibles of like nature necessary for the conduct of its business as currently conducted, together with all goodwill, registrations and applications relating to the foregoing, and all rights to sue for past, present, and future infringement or other impairment of the foregoing (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.06(a), no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Borrower know of any valid basis for any such claim. The use of such Intellectual Property by each Borrower does not infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The operation of the Internet Data Centers does not require the use of any Intellectual Property other than (i) “off-the-shelf” software and any customizations permitted under the terms of the license agreements for such software, in each case that has been or will be paid for in full by the Borrowers and (ii) Intellectual Property for which the absence of a license or ownership would not reasonably be expected to have a material adverse effect on the operation of the Internet Data Centers.

SECTION 3.07 Ownership of the Borrowers and Subsidiaries.

(a) Equity Interests. All Equity Interests of each Borrower are duly and validly issued and are fully paid and non-assessable, and are owned, directly or indirectly, by the Guarantor.

(b) Subsidiaries. As of the date hereof, neither Borrower has any Subsidiaries other than as listed in Schedule 3.07(b).

SECTION 3.08 Litigation; Compliance with Laws. Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best knowledge of any Borrower after due inquiry, threatened against or affecting any Borrower or any business, property or rights of any Borrower (a) that involve any Loan Document or (b) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Borrower or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Borrowers’ property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements.

(a) Generally. No Borrower is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Borrower is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except for such defaults or conditions that could not reasonably be expected to result in a Material Adverse Effect. Schedule 3.09 accurately and completely lists all Material Agreements to which any Borrower is a party which are in effect on the date hereof and the Borrowers have delivered to the Facility Agent complete and correct copies of all such Material Agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect except as such have expired or terminated by their terms.

(b) Wah Loon and Kajima Construction Contracts. The Wah Loon Construction Contract and the Kajima Construction Contract are in full force and effect and Equinix Singapore and Equinix Japan are not in breach of their respective obligations pursuant to such contracts where such breach or default would result in or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 Investment Company Act. The Guarantor is not an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Loan Party Act of 1940.

SECTION 3.11 Use of Proceeds. The Borrowers will use the proceeds of the Loans to fund the capital expenditures on leasehold improvements, equipment, fittings, other facilities and related installation costs to expand their respective Internet Data Centers in accordance with the budget set forth in Schedule 3.11, as updated from time to time pursuant to Section 5.01(e) and other proper corporate purposes not prohibited hereunder.

SECTION 3.12 Taxes. Each Borrower has (a) timely filed or caused to be timely filed (taking into account any extension of time to file granted or obtained) all national and local tax returns required to have been filed by it and all such tax returns are true and correct in all material respects and (b) duly and timely paid, collected, withheld or remitted or caused to be duly and timely paid, collected, withheld or remitted all Taxes due and payable, collectible, required to be withheld or remittable by it, except Taxes (i) that are being diligently contested in good faith by appropriate proceedings and for which such Borrower has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Borrower has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Borrower has knowledge of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.13 No Material Misstatements. Each Borrower has disclosed to the Facility Agent all agreements, instruments and corporate or other restrictions to which such Borrower is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of any Borrower to the Facility Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that, to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Borrower represents only that it acted in good faith and utilized reasonable assumptions at the time of such forecast or projection and due care in the preparation of such information, report, financial statement, exhibit or schedule. There is no contingent liability or fact that could reasonably be expected to have a Material Adverse Effect which has not been set forth in a footnote included in the financial statements described in Section 3.04 or a Schedule hereto.

SECTION 3.14 Labor Matters. Except as set forth on Schedule 3.14:

(a) As of the Closing Date, there are no arbitrations, strikes, lockouts, work stoppages or slowdowns against any Borrower pending or, to the best knowledge of any Borrower after due inquiry, threatened.

(b) (i) No Borrower is party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; (ii) there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of any Borrower; and (iii) no employees of any Borrower are represented by any labor organization with respect to their employment with any Borrower.

(c) All payments due from any Borrower, or for which any claim may be made against any Borrower, on account of taxes, assessments, penalties, fines, wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Borrower except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(d) To the best knowledge of the Borrowers after due inquiry, there is no complaint, inquiry or other investigation by any Governmental Authority with regard to or in relation to any employee of any Borrower or the termination of any employee of any Borrower which could reasonably be expected to result in a Material Adverse Effect.

(e) Each Borrower is in compliance with all Requirements of Law applicable to employees in respect of employment standards, labor relations, health and safety, employment insurance, workers compensation, language of work, protection of personal information and human rights laws, except where the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15 Solvency. Immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of each Borrower (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) each Borrower (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become due; and (c) each Borrower (individually and on a consolidated basis with its Subsidiaries) will have sufficient capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.16 Employee Benefit Plans. Each Borrower does not sponsor, is not obligated to contribute to and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of such Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3 101. In addition, (a) such Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with such Borrower are not subject to any statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement, including, but not limited to the exercise by Lender of any of its rights under the Loan Documents.

SECTION 3.17 Environmental Matters.

Except as set forth in Schedule 3.17 or as could not reasonably be expected to result in a Material Adverse Effect:

(a) The Borrowers and their businesses, operations and Real Property are in compliance with, and the Borrowers have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Borrowers, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws;

(b) There is no Environmental Claim pending or, to the best knowledge of the Borrowers after due inquiry, threatened against the Borrowers, or relating to the Real Property currently or formerly owned, leased or operated by the Borrowers or to the best knowledge of Borrowers after due inquiry their predecessors in interest or relating to the operations of the Borrowers, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim;

(c) No Borrower is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law with respect to any Real Property or any other location;

(d) No Lien has been recorded or, to the best knowledge of any Borrower after due inquiry, threatened under any Environmental Law with respect to any Real Property or other assets of the Borrowers; and

(e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any applicable Environmental Law.

SECTION 3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by each Borrower as of the Closing Date. All insurance maintained by the Borrowers is in full force and effect, all premiums have been duly paid, no Borrower has received notice of violation or cancellation thereof, the Real Property, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no material default under any Insurance Requirement. Each Borrower has insurance that satisfies the requirements of Section 5.04.

SECTION 3.19 Security Documents; Ranking of Loans.

(a) Valid Liens. Each Security Document delivered pursuant hereto will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Borrowers’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Borrowers in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

(b) Ranking of Loans. The Loans and all other claims of the Secured Parties against the Borrower under the Loan Documents constitute direct, unconditional, unsubordinated and secured obligations of the Borrowers and rank at least pari passu in right of payment with all other Indebtedness of the Borrower and:

(i) pari passu in right of security with the other secured obligations; and

(ii) senior in right of security to all other Permitted Indebtedness; in each case except for Indebtedness mandatorily preferred by law.

SECTION 3.20 Permits, etc. Each Borrower has obtained, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Borrower, where the failure to have or be in compliance with such permits, licenses, authorizations, entitlements and accreditations has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

ARTICLE IV

CONDITIONS TO FUNDING

SECTION 4.01 Conditions to Initial Funding. The obligation of each Lender to fund its Loans comprising the initial Borrowings requested hereunder shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. The Facility Agent shall have received an executed counterpart of each of the Loan Documents.

(b) Corporate Documents. The Facility Agent shall have received:

(i) a certificate of the corporate secretary or assistant corporate secretary of the Guarantor and a Director of each Borrower dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of Guarantor or such Borrower, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Guarantor or such Borrower or authorizing the execution, delivery and performance of the Loan Documents to which Guarantor or such Borrower is a party and, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of Guarantor or such Borrower;

(ii) a certificate as to the good standing of Guarantor and each Borrower as of a recent date, from the applicable Governmental Authority to the extent such certification is customarily provided by such Governmental Authority; and

(iii) such other documents as the Lenders or the Facility Agent may reasonably request.

(c) Financial Officers’ Certificate. The Facility Agent shall have received a certificate, dated the Closing Date from each Borrower and Guarantor signed by a Financial Officer of such Borrower or Guarantor, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b) to 4.02(e).

(d) Financial Statements; Projections. The Lenders shall have received and shall be satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts of the financial performance of the Borrowers.

(e) Indebtedness. No Borrower shall have outstanding any Indebtedness other than (i) the Loans hereunder or (ii) Permitted Indebtedness.

(f) Opinions of Counsel. The Facility Agent shall have received, on behalf of itself, the Collateral Agent, the Arranger and the Lenders, a favorable written opinion of each local and international counsel listed on Schedule 4.01(f), in each case (i) dated the Closing Date, (ii) addressed to the Agents and the Lenders and (iii) in form and substance reasonably satisfactory to the Facility Agent.

(g) Requirements of Law. The Lenders shall be satisfied that Guarantor and each Borrower shall be in full compliance with all material Requirements of Law, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(h) Consents. The Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Loan Documents or the other transactions contemplated thereby.

(i) Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Guarantor or the Borrowers to fully and timely perform their respective obligations under the Loan Documents, or the ability of the parties to consummate the financings contemplated thereby.

(j) Sources and Uses. The sources and uses of the Loans shall be as set forth in Section 3.11.

(k) Fees. The Arranger and Facility Agent shall have received the Facility Set-Up Fee and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of any local counsel or international counsel) required to be reimbursed or paid by Borrowers hereunder or under any other Loan Document.

(l) Personal Property Requirements. The Collateral Agent shall have received:

(i) all certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in the Collateral as set forth in the Debenture and the Assignment of Movables; and

(ii) evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Borrowers of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents as set forth in the Debenture and the Assignment of Movables.

(m) Insurance Documents. The Facility Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” Lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Facility Agent (provided that if such endorsements cannot be delivered by the Closing Date, the Facility Agent may consent to such endorsements being delivered at such later date as it deems appropriate).

(n) Know Your Customer Requirements. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations.

(o) Guarantor EBITDA Information. The Facility Agent shall have received a certificate signed by a Financial Officer of the Guarantor setting forth information for the computation of Guarantor EBITDA and Guarantor Senior Debt for the most recently-ended Fiscal Quarter prior to the date of this Agreement.

SECTION 4.02 Conditions to All Borrowings. The obligation of each Lender to make its Loan comprising any Borrowing (including the initial Borrowing) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Facility Agent shall have received a Borrowing Request as required by Section 2.04.

(b) No Default. Borrowers shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Borrowing and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Borrower set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

(e) No Material Adverse Effect. No event which has or is reasonably likely to have a Material Adverse Effect has occurred.

Each of the delivery of a Borrowing Request and the acceptance by any Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by each Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the conditions contained in Sections 4.02(b) to 4.02(e) have been satisfied.

SECTION 4.03 Other Conditions to Borrowing. In addition to the conditions set forth in Sections 4.01 and 4.02, the obligation of each Lender to make its Loan comprising any Borrowing made after three months from the date of this Agreement shall be subject to the receipt by the Facility Agent of a duly executed pledge or share charge agreement covering the pledge of all the issued and outstanding shares of each Borrower in favor of the Facility Agent as security for the performance of the Secured Obligations.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Borrower warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each Borrower will:

SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Facility Agent and each Lender:

(a) Annual Reports. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2007, the consolidated balance sheet of each Borrower as of the end of such Fiscal Year, related consolidated statements of income, stockholders’ equity and cash flow (if customarily prepared) for such Fiscal Year, in comparative form with such financial statements as of the end of, and for, the preceding Fiscal Year, and notes thereto, and for the Singapore Borrower, within nine (9) months after the end of each Fiscal Year, such accounts audited by PricewaterhouseCoopers or other independent public accountants of recognized national standing satisfactory to the Facility Agent;

(b) Quarterly Reports. As soon as available and in any event within forty five (45) days after the end of each Fiscal Quarter of each Fiscal Year (other than each Fiscal Quarter ending December 31), beginning with the Fiscal Quarter ending September 30, 2007, the consolidated balance sheet of each Borrower as of the end of such Fiscal Quarter and related consolidated statements of income and cash flows (if customarily prepared) for such Fiscal Quarter and for the then elapsed portion of the Fiscal Year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous Fiscal Year, all prepared in accordance with the Securities Act and accompanied by a certificate of a Financial Officer of such Borrower stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows (if customarily prepared) of such Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to year-end audit adjustments and the absence of footnotes;

(c) Financial Officer’s Certificate. Concurrently with any delivery of financial statements under Sections 5.01(a) or 5.01(b), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) beginning with the Fiscal Quarter ending September 30, 2007, setting forth computations in reasonable detail satisfactory to the Facility Agent demonstrating compliance with the covenants contained in Section 6.10;

(d) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(b), for the Fiscal Quarters ending September 30 and March 31, a certificate from a Financial Officer of the Administrative Borrower (i) certifying that the ratio of the book value of the Collateral to the aggregate principal outstanding on the Loans as of the last day of the relevant Fiscal Quarter is at least 1.10 and (ii) setting forth computations in reasonable detail satisfactory to the Facility Agent demonstrating compliance with clause (i) above;

(e) Budgets. Within sixty (60) days after the beginning of each Fiscal Year, a budget for each Borrower in form reasonably satisfactory to the Facility Agent, but to include balance sheets, statements of income and sources and uses of cash, for each Fiscal Quarter of such Fiscal Year prepared in detail, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of each Borrower to the effect that the budget of such Borrower is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget;

(f) Organizational Documents. Promptly provide copies of any Organizational Documents of the Borrowers that have been amended or modified in accordance with the terms hereof; and

(g) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Borrower, or compliance with the terms of any Loan Document, as the Facility Agent or any Lender may reasonably request, except to the extent that disclosure of the information would violate any Requirement of Law or breach any duty of confidentiality.

SECTION 5.02 Litigation and Other Notices. Furnish to the Facility Agent and each Lender written notice of the following promptly (and, in any event, within ten (10) Business Days after the occurrence thereof):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(d) the occurrence of a Casualty Event; and

(e) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral reasonably expected to have a Material Adverse Effect on the value of the Collateral taken as a whole.

SECTION 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the Intellectual Property material to the conduct of its business;

(c) At all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04 Insurance.

(a) Generally. Procure and maintain all insurance policies required in Schedule 5.04(a).

(b) Requirements of Insurance. All such property insurance policies shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least fifteen (15) days after receipt by the Collateral Agent of written notice thereof, and (ii) if reasonably requested by the Collateral Agent, include a breach of warranty clause. All such insurance policies shall (i) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (ii) be reasonably satisfactory in all other respects to the Collateral Agent.

(c) Notice to Agents. Notify the Facility Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Borrower; and promptly deliver to the Facility Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(d) Broker’s Certificate. Promptly upon every renewal of the insurance policies required under Schedule 5.04(a) but no less frequently than annually, deliver to the Facility Agent, the Collateral Agent and the Lenders a certificate from an insurance Broker of the Borrowers evidencing that all insurance policies required to be procured and maintained under this Agreement are in full force and effect.

SECTION 5.05 Obligations and Taxes.

(a) Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien or deemed trust other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax so long as (i)(A) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Borrower shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (B) such contest operates to suspend collection of the contested obligation, Tax and enforcement of a Lien or deemed trust other than a Permitted Lien and (ii) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b) Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it (taking into account any extension of time to file granted or obtained). Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

SECTION 5.06 Maintaining Records; Access to Properties and Inspections; Annual Meetings. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Borrower will permit any representatives designated by the Facility Agent or any Lender to visit and inspect the financial records and the property of such Borrower at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Facility Agent or any Lender to discuss the affairs, finances, accounts and condition of any Borrower with the officers and employees thereof and advisors therefor (including independent accountants), but no more frequently than annually and at a cost to Borrowers not exceed the US Dollar Equivalent of US$5,000 per inspection, unless an Event of Default has occurred and is continuing.

SECTION 5.07 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.11.

SECTION 5.08 Compliance with Laws; Material Agreements and Loan Documents.

(a) Comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and

(b) Pay and perform its obligations, and enforce all its rights and remedies, under all Material Agreements, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 After-acquired Collateral; Collateral Book Value.

(a) Subject to this Section 5.09, with respect to any property acquired after the Closing Date by any Borrower that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof) (i) execute and deliver to the Facility Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Facility Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause any such Lien on any Collateral to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Facility Agent. Borrowers shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents (other than the legal opinions) as the Facility Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on any such after-acquired Collateral.

(b) Provide additional Collateral as may be required to cause the ratio of the book value of the Collateral to the aggregate principal outstanding on the Loans as of the last day of any Fiscal Quarter ending September 30 or March 31 to be at least 1.10. If any additional Collateral is required in order to satisfy the aforementioned ratio, Borrowers shall provide such additional collateral prior to the timely delivery of the Compliance Certificate in accordance with Section 5.01(d).

SECTION 5.10 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Facility Agent, the Collateral Agent or any Lender, at Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, such documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Facility Agent and the Collateral Agent as the Facility Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Perfection Collateral pursuant to the Security Documents. Upon the exercise by the Facility Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan

Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Facility Agent, the Collateral Agent or such Lender may reasonably require.

SECTION 5.11 Information Regarding Collateral. Not effect any change (i) in any Borrower’s legal name or (ii) in the location of any Borrower’s registered office, until it shall have given the Collateral Agent and the Facility Agent not less than ten (10) days’ prior written notice. And with respect to (i) any Borrower’s identity or organizational structure, or (ii) in any Borrower’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), not effect any change until (A) it shall have given the Collateral Agent and the Facility Agent not less than thirty (30) days’ prior written notice, or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Facility Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Borrower agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Borrower also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility).

SECTION 5.12 Ranking of Loans.

(a) Ensure that at all times the Loans and all other claims of the Secured Parties against the Borrower under the Loan Documents constitute direct, unconditional, unsubordinated and secured obligations of the Borrowers and rank at least pari passu in right of payment with all other Indebtedness of the Borrowers and:

(i) pari passu in right of security with the other secured obligations; and

(ii) senior in right of security to all other Permitted Indebtedness,

in each case except for Indebtedness mandatorily preferred by law.

(b) If any Borrower receives a loan or inter-company advance from any of its Affiliates, the relevant Borrower shall cause such Affiliate to promptly execute a document under the terms of which such Affiliate confirms that the loan or inter-company advance extended by such Affiliate to the Borrower shall be considered as a “Subordinated Obligation” (as defined in Schedule 1.01(b)) and be subject to the terms of subordination as set forth in Schedule 1.01(b).

SECTION 5.13 Pledge of Shares of Borrowers. Within three (3) months of the date of this Agreement, take all action necessary and reasonably requested by the Facility Agent to grant the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected legal mortgage (or equivalent) in all the issued and outstanding shares of the

Borrowers, as security for the performance of the Secured Obligations, together with customary opinions from counsel to the pledgors, evidence of the pledgors’ authorization and such other certificates or documents as the Facility Agent may reasonably request.

SECTION 5.14 Guarantee. Take all action necessary or reasonably requested by the Facility Agent to cause the Guarantee to be in full force and effect.

SECTION 5.15 Process Agent. Within 30 days from the date of this Agreement, deliver to the Facility Agent proof of the appointment of a process agent pursuant to Section 10.09(e).

ARTICLE VI

NEGATIVE COVENANTS

Each Borrower warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, no Borrower will:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness (excluding Indebtedness outstanding on the Closing Date and listed in Schedule 6.01) which would cause the relevant Borrower to breach the financial covenants set forth in Section 6.10. For the purposes of this Agreement, “incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness. Indebtedness not prohibited under this Section 6.01 is referred to as “Permitted Indebtedness.”

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, whether part of the Collateral or otherwise, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for Taxes not yet due and payable and Liens for Taxes which are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of any Borrower imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and which (i) do not in the aggregate materially detract from the value of the property of such Borrower, (ii) do not materially impair the use thereof in the operation of the business of such Borrower, and (iii) if they secure obligations that are then due and unpaid and are not overdue by more than ninety (90) days, are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the relevant Borrower at such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Borrower shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f) Leases of the properties of any Borrower, in each case entered into in the ordinary course of such Borrower’s business so long as such Leases are subordinate in all respects to any applicable mortgages and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Borrower or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(g) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower in the ordinary course of business in accordance with the past practices of such Borrower;

(h) Liens securing Permitted Indebtedness consisting of Purchase Money Obligations; provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Borrower;

(i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(j) Liens on property of a person existing at the time such Person is acquired or merged with or into or consolidated with any Borrower to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(k) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(l) licenses of Intellectual Property granted by any Borrower in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrowers;

(m) Liens incurred in the ordinary course of business of any Borrower with respect to obligations that do not in the aggregate exceed the US Dollar Equivalent of US$2,000,000 at any time outstanding, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Security Documents; and

(n) co-location or similar agreements entered into in the ordinary course of business with Borrowers’ customers for the use of Internet Data Centers.

SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) such Borrower’s lease obligations under such Sale and Leaseback Transaction constitute Permitted Indebtedness and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04 Investment, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any Person (including, without limitation, intercompany loans), or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted (collectively, “Permitted Investments”):

(a) Investments outstanding on the Closing Date and identified on Schedule 6.04(a), including any extensions or renewals of such investments (including the change to the form of any such Investments from loans to capital contributions or capital contributions to loans);

(b) the Borrowers may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(c) Hedging Obligations so long as the Indebtedness associated therewith is Permitted Indebtedness;

(d) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(e) Investments made or held by any Borrower as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06; and

(f) Investments resulting from transactions not prohibited by Section 6.05 or Section 6.07 or Investments acquired in connection with such transactions;

(g) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business;

(h) Investments permitted by the investment policy adopted by Guarantor’s Board of Directors in effect as of the date hereof;

(i) Investments by one Borrower in another Borrower (including intercompany loans from one Borrower to another Borrower) for the purpose of repaying the Loans;

(j) Investments consisting of intercompany loans (including advances for working capital) to Affiliates in an aggregate amount not to exceed the US Dollar Equivalent of US$5,000,000 at any time outstanding; and

(k) other Investments in an aggregate amount not to exceed the US Dollar Equivalent of US$5,000,000 at any time outstanding.

An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment or in the form of cash or Cash Equivalents to Borrowers.

SECTION 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) Asset Sales in compliance with Section 6.06; and

(b) acquisitions in compliance with Section 6.07.

SECTION 6.06 Asset Sales. Effect any Asset Sale, agree to effect any Asset Sale, or effect or agree to effect any conveyance, sale, lease, sublease, assignment, transfer or other disposition of any property outside the ordinary course of business, except that the following shall be permitted:

(a) (i) disposition of used, worn out, obsolete or surplus property by any Borrower in the ordinary course of business; (ii) any sales or other dispositions of worn-out or obsolete Equipment or Equipment no longer used by any Borrower in the ordinary course of Business; and (iii) the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the applicable Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrowers;

(b) the issuance of Equity Interests;

(c) leases or sub-leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(d) Investments in compliance with Section 6.04;

(e) the sale by any Borrower of Inventory in the ordinary course of business, the sale by any Borrower of obsolete or discontinued Inventory;

(f) sales or dispositions of property by one Borrower to another Borrower;

(g) the sale of assets relating to the EMS Business of the Singapore Borrower for cash or Cash Equivalents; and

(h) Sale and Leaseback Transactions pursuant to Section 6.03.

SECTION 6.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) all or substantially all of the property (whether tangible or intangible) of any Person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) acquisitions of up to an aggregate amount of the US Dollar Equivalent of US$5,000,000 for each Fiscal Year;

(b) Investments in compliance with Section 6.04;

(c) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents; and

(d) mergers and consolidations in compliance with Section 6.05;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.09 or Section 5.10, as applicable.

SECTION 6.08 Restricted Payments. Authorize, declare or pay, directly or indirectly, any Restricted Payments, provided that if no Event of Default shall have occurred and be continuing:

(a) principal and interest payments on loans received by a Borrower from an Affiliate of Borrowers prior to the date of this Agreement for the purpose of (i) bridging the funding of Capital Expenditures incurred by either Equinix Japan or Equinix Singapore in connection with the expansion of either Borrower’s Internet Data Centers and pursuant to the Wah Loon Construction Contract and the Kajima Construction Contract, or (ii) bridging the funding of Other Expansion Costs may be made by such Borrower; and

(b) principal and interest payments on loans received by a Borrower from an Affiliate of Borrowers may be made by such Borrower if (i) no Default or Event of Default would occur or be reasonably likely to occur as a result of such payment, and (ii) the Free Cash Flow of the relevant Borrower from the most recently ended Fiscal Quarter (after adjustments for estimated Capital Expenditures and debt service payments for the next Fiscal Quarter) is positive.

SECTION 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Borrower (excluding management services arrangements with Equinix Asia Pacific Private, Ltd.), other than on terms and conditions at least as favorable to such Borrower as would reasonably be obtained by such Borrower at that time in a comparable arm’s-length transaction with a Person other than an Affiliate.

SECTION 6.10 Financial Covenants.

(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio as of the end of any Fiscal Quarter during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Period	Leverage Ratio
January 1, 2008 – December 31, 2008	4 to 1.0

January 1, 2009 – December 31, 2009	3.50 to 1.0

January 1, 2010 and thereafter	3.00 to 1.0

(b) Minimum Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, for any Test Period ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Period	Interest Coverage Ratio
July 1, 2007 – December 31, 2008	5.00 to 1.0

January 1, 2009 and thereafter	10.00 to 1.0

(c) Minimum Consolidated EBITDA. Permit the Consolidated EBITDA of the Borrowers (taken as a whole), for any Test Period ending during any period set forth in the table below, to be less than the amount set forth opposite such period in the table below:

Period	Consolidated EBITDA (in US Dollar Equivalent)
July 1, 2007 – December 31, 2007	US$1,900,000

January 1, 2008 – December 31, 2008	US$4,200,000

January 1, 2009 – December 31, 2009	US$8,000,000

January 1, 2010 and thereafter	US$10,000,000

(d) Testing. Compliance by each of the Borrowers with the financial covenants set forth in this Section 6.10 shall be tested as of each Fiscal Quarter, as set forth in the Compliance Certificate to be delivered under Section 5.01(c).

SECTION 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:

(a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness (excluding payments permitted in accordance with Section 6.08);

(b) amend or modify, or permit the amendment or modification of, any provision of any Material Agreement in any manner that is materially adverse to the interests of the Lenders; or

(c) terminate, amend or modify any of its Organizational Documents or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders.

SECTION 6.12 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders, unless such Subsidiary is a Permitted Investment or acquisition permitted under Section 6.07.

SECTION 6.13 Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

SECTION 6.14 Business. Engage (directly or indirectly) in any business other than those businesses in which it is engaged on the Closing Date (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).

SECTION 6.15 Fiscal Year. Change its Fiscal Year end to a date other than December 31 or the Fiscal Quarters to a date other than March 31, June 30, September 30 and December 31, except as required by GAAP.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) Non-payment of Principal. Default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof (including a Principal Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) Non-payment of Interest or Fees. Default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(c) Misrepresentation. Any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) Specific Obligations. Default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in Sections 5.02, 5.03(a), 5.07, 5.08(b), 5.09(b), 5.13 or in Article VI;

(e) Other Obligations. Default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after written notice thereof from the Facility Agent to any Borrower;

(f) Cross-Default. Any Borrower or the Guarantor shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Material Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Material Indebtedness or a trustee or other representative on its or their behalf to cause, such Material Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor;

(g) Involuntary Insolvency. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Borrower or the Guarantor or of a substantial part of the property of any Borrower or the Guarantor under any bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or the Guarantor or for a substantial part of the property of any Borrower or the Guarantor; or (iii) the winding-up or liquidation of any Borrower or the Guarantor; and such proceeding or petition shall continue undismissed for forty-five (45) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Voluntary Insolvency. Any Borrower or the Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking relief under bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or the Guarantor or for a substantial part of the property of any Borrower or the Guarantor; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(i) Judgments. One or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of the US Dollar Equivalent of US$2,000,000 (to the extent not covered by independent third-party insurance and if insurance coverage is claimed, the relevant Borrower delivers a certificate signed by a Financial Officer of such Borrower certifying that such Borrower reasonably believes that the judgment or order is covered by insurance and that the relevant insurer will pay such amounts in due course) shall be rendered against any Borrower or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Borrower to enforce any such judgment;

(j) Non-completion of Construction. Failure to substantially complete construction of the Internet Data Centers by Wah Loon Electrical Engineering Pte. Ltd. and Kajima Corporation by December 31, 2008;

(k) Security. Any security interest and Lien purported to be created by any Security Document in any Collateral shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by any Borrower not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral;

(l) Loan Documents. Any Loan Document or any material provisions thereof shall at any time and for any reason cease to be in full force or effect, or a proceeding shall be commenced by any Borrower seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Borrower shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) Site Leases. Any Site Lease shall cease to be in full force or effect or is not renewed in a manner acceptable to the Facility Agent or any other Material Agreement shall cease to be in full force or effect and such circumstances can reasonably be expected to have a Material Adverse Effect;

(n) Business Prohibition. Any Borrower shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction; or

(o) Taking. Any portion of the Collateral shall be taken through condemnation, nationalization, expropriation or seizure or the value of such property shall be impaired through condemnation, which taking, impairment, nationalization, expropriation or seizure could reasonably be expected to have a Material Adverse Effect;

then, and in every such event (other than an event with respect to Guarantor or any Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Facility Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Guarantor or any Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Notwithstanding anything to the contrary contained herein, except as the Required Lenders shall otherwise agree, the Facility Agent shall demand payment of the Obligations and commence and pursue such other Enforcement Actions as the Facility Agent in good faith deems appropriate within one hundred and twenty (120) days (except with respect to Events of Default described in Sections 7.01(g) and 7.01(h), the Facility Agent shall take such Enforcement Actions as it deems appropriate under the circumstances promptly upon receipt of notice) after the date of the receipt by the Facility Agent of written notice executed and delivered by the Required Lenders of an Event of Default, and requesting that the Facility Agent commence Enforcement Actions.

SECTION 7.02 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all of the Collateral Agent’s and its agents’ and counsel’s reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all of the other Secured Parties’ and their agents’ and counsel’s reasonable costs and expenses of such sale, collection or other realization and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) and any fees, premiums and scheduled periodic payments due under Hedging Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon and any breakage, termination or other payments under Hedging Agreements constituting Secured Obligations and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the Person lawfully entitled thereto (including the Borrowers or any of them or their successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 7.02, the Borrowers shall remain liable, jointly and severally, for any deficiency.

SECTION 7.03 Remedies in Japan. Notwithstanding anything contained in Section 10.04 to the contrary, in connection with the exercise of any remedies with respect to Collateral located in Japan, each Lender agrees that, upon request of the Collateral Agent, such Lender shall assign its respective Loan to the Collateral Agent for the purpose of exercising such remedies on behalf of all such Lenders. Any Lender which fails to make such assignment upon request shall be deemed to have waived its rights regarding such remedies. Upon completion of the exercise of such remedies, Collateral Agent shall re-assign to each such Lender their respective loans, including the pro-rata proceeds of such remedies. Borrowers hereby acknowledge and agree that, to the extent there is a revision in Japanese Requirements of Law which permits Collateral Agent to act as an agent, trustee or representative on behalf of all Lenders in the exercise of such remedies, Borrowers will consent to any reasonable revisions in this Agreement and the Loan Documents to permit Collateral Agent to act in such capacity.

ARTICLE VIII

THE FACILITY AGENT AND THE COLLATERAL AGENT

SECTION 8.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints ABN AMRO Bank N.V., to act on its behalf as the Facility Agent and, with respect to Collateral located in Japan, to the fullest extent permitted by existing or future Requirements of Law, and subject to the provisions of Section 7.03, the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Facility Agent, the Collateral Agent and the Lenders, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by a Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Facility Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Facility Agent may presume that such condition is satisfactory to such Lender unless the Facility Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 8.06 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with offices in the United States and Hong Kong, or an Affiliate of any such bank with offices in the United States and Hong Kong. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above provided that, if the Agent shall notify Borrowers and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 8.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

NATURE OF BORROWERS’ OBLIGATIONS

SECTION 9.01 Nature of Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all Obligations to repay principal of, interest on, and all other amounts with respect to, outstanding Loans (including, without limitation, all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of all of the Borrowers. In addition to the direct obligations of the respective Borrowers with respect to Obligations as described above, all of the Obligations referred to above shall be guaranteed pursuant to, and in accordance with terms of, the Guarantee. Each Borrower acknowledges and agrees that it is receiving direct benefits as a result of the extensions of credit to them hereunder, and that the Lenders may proceed against any or all the Borrowers with respect to any Obligations hereunder for the payment in full thereof.

SECTION 9.02 Independent Obligation. With respect to the Obligations, the obligations of each Borrower with respect thereto are independent of the obligations of the other Borrower or the Guarantor, and a separate action or actions may be brought and prosecuted against each Borrower, whether or not the other Borrower or Guarantor is joined in any such action or actions. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to such Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Borrower.

SECTION 9.03 Authorization. With respect to the Obligations, each Borrower authorizes the Agents and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to: (a) exercise or refrain from exercising any rights against any other Borrower or any guarantor or others or otherwise act or refrain from acting; (b) release or substitute any other Borrower, endorsers, guarantors or other obligors; (c) settle or compromise any of the Obligations of any other Borrower or the Guarantor, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Lenders; (d) apply any sums paid by any other Borrower or any other Person, howsoever realized to any liability or liabilities of such Borrower or other Person regardless of what liability or liabilities of such Borrower or other Person remain unpaid; and/or (e) consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Borrower of any other Person.

SECTION 9.04 Reliance. It is not necessary for any Agent or any other Lenders to inquire into the capacity or powers of any Borrower or any of its Subsidiaries or the officers, directors, partners or agent acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall constitute the obligations of the respective Borrower hereunder.

SECTION 9.05 Contribution; Subrogation. No Borrower shall have any rights of contribution or subrogation with respect to any other Borrower as a result of payments made by it hereunder, in each case unless and until all Obligations have been repaid in full.

SECTION 9.06 Waiver. Each Borrower waives any right to require any Agent or the Lenders to (a) proceed against any other Borrower, the Guarantor or any other party, (b) proceed against or exhaust any security held from other Borrower, the Guarantor or any other party or (c) pursue any other remedy in any Agent’s or the Lender’s power whatsoever. Each Borrower waives any defense based on or arising out of any defense of any other Borrower, the Guarantor or any other party other than payment in full in cash of the respective Obligations, including, without limitation, any defense based on or arising out of the disability of any other Borrower, the Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, in each case other than as a result of the payment in full in cash of the respective Obligations. The Agents and the Lenders may, at their election, foreclose on any security held by any Agent or the Secured Parties by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, or exercise any other right or remedy any Agent and the Lenders may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent the respective Obligations have been paid in full in cash. Each Borrower hereunder, except to the extent of their respective Obligations, have been paid in full in cash. Each Borrower waives, to the fullest extent permitted by law, any defense arising out of any such election by any Agent and the Lenders even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Borrower against any other Borrower or the Guarantor or party or any security.

SECTION 9.07 Subordinations. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Facility Agent or the Lenders, hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

SECTION 9.08 Effective. The provisions of this Article IX shall remain in effect until all of the Obligations shall have been paid in full.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to Equinix Singapore or to Equinix Japan, to:

9 Temasek Boulevard #17-02
Suntec Tower Two Singapore 038989 Attention: General Counsel Tel No: (65) 6622-0100 Fax: (65) 6820-5001

(ii) copy for Guarantor, to:

Equinix, Inc. 301 Velocity Way, 5th Floor Foster City, California 94404 Attention: Treasurer Fax: 1 (650) 513-7913 Email:mmock@equinix.com with a copy to:

Equinix, Inc. 301 Velocity Way, 5th Floor Foster City, California 94404 Attention: General Counsel Fax: 1 (650) 513-7913

(iii) if to the Facility Agent or the Collateral Agent, to it at:

ABN AMRO Bank N.V. One Raffles Quay (ORQ) South Tower Level 26 Singapore 048583 Attention: Yong Peck Yuen / Fessica Goh, Agency Asia Fax: (65) 6518-6035 / (65) 6518-6012

(iv) if to a Lender, to it at its address (or telecopier number) set forth in Schedule 1.01(a) or Schedule 1.01(c) as applicable.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Facility Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Facility Agent that it is incapable of receiving notices under such Article by electronic communication. The Facility Agent, the Collateral Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Facility Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. (i) Each Borrower hereby agrees that it will provide to the Facility Agent all information, documents and other materials that it is obligated to furnish to the Facility Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Facility Agent at karen.heng@sg.abnamro.com and yann.leng.chew@sg.abnamro.com or at such other e-mail address(es) provided to Administrative Borrower from time to time or in such other form, including hard copy delivery thereof, as the Facility Agent shall require. In addition, each Borrower agrees to continue to provide the Communications to the Facility Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Facility Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Borrower to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

(ii) To the extent consented to by the Facility Agent in writing from time to time, Facility Agent agrees that receipt of the Communications by the Facility Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Facility Agent for purposes of the Loan Documents; provided that Borrowers shall also deliver to the Facility Agent an executed original of each Compliance Certificate required to be delivered hereunder.

(iii) Notwithstanding the foregoing, Communications required to be delivered pursuant to Sections 5.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the United States Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Guarantor post such documents, or provides a link thereto on the Guarantor’s website on the Internet at the Guarantor’s website address of www.equinix.com (or such other website address as Borrowers may provide to the Facility

Agent in writing from time to time); provided that: (x) to the extent the Facility Agent is otherwise unable to receive any such electronically delivered documents, Borrowers shall, upon request by the Facility Agent, deliver paper copies of such documents to the Facility Agent, in number sufficient for each Lender, until a written request to cease delivering paper copies is given by the Facility Agent and (y) Borrowers shall notify the Facility Agent (by telecopier or electronic mail) of the posting of any such documents or provide to the Facility Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(iv) Each Borrower further agrees that the Facility Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Facility Agent or any of its Related Parties have any liability to the Borrowers, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Facility Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct.

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on a Borrower in any case shall entitle such Borrower or other Borrowers, to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c) neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Facility Agent, the Collateral Agent (in the case of any Security Document) and each Borrower that is a party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.07(d)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii) (A) change the scheduled final maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Loan under Section 2.09, (B) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.07(d)), or (C) postpone the scheduled date of expiration of any Commitment beyond the end of the Availability Period, in any case, without the written consent of each Lender directly affected thereby;

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by any Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi) release Guarantor, or limit its liability in respect of the Guarantee, without the written consent of each Lender;

(vii) release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender;

(viii) change Sections 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), without the written consent of each Lender directly affected thereby;

(ix) change any provision of this Section 10.02(b) or Section 10.02(c), without the written consent of each Lender directly affected thereby;

(x) change the percentage set forth in the definition of “Required Lenders,” or any other provision of any Loan Document (including this Section

10.02(b)) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent; and

(xi) change or waive any provision of this Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

provided, further, that any waiver, amendment or modification prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arranger) may not be effected without the written consent of the Arranger.

(c) Collateral. Without the consent of any other Person, the applicable Borrower and the Facility Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Facility Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees and charges of outside counsel (but not internal) and disbursements of any counsel for the Facility Agent and the Collateral Agent) in connection with the establishment of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out of pocket expenses incurred by the Facility Agent, the Collateral Agent or any Lender (including the fees and charges of outside counsel (but not internal) and disbursements of any counsel for the Facility Agent, the Collateral Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) all documentary and similar taxes and charges in respect of the Loan Documents.

(b) Indemnification by Borrower. Each Borrower, jointly and severally, shall indemnify the Facility Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), and each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, and also including (but subject to the limitations set forth in Section 2.15) Indemnified Taxes and Other Taxes in respect of all of the foregoing) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or the Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release or threatened release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Borrower at any time, or any Environmental Claim related in any way to any Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or the Guarantor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by a Borrower or the Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if a Borrower or the Guarantor has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under paragraphs (a) or (b) of this Section 10.03 to be paid by it to the Facility Agent (or any sub-agent thereof), the Collateral Agent, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Facility Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Facility Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for the Facility Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans and unused Commitments at the time.

(d) Waiver of Consequential Damages, etc. To the fullest extent permitted by applicable Requirements of Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 10.03 shall be payable not later than five (5) Business Days after demand therefor.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Facility Agent, the Collateral Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.04 (and any other attempted assignment or transfer by any Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i) if no Default or event of Default has occurred, the assigning Lender shall provide the Administrative Borrower written notice of such assignment at least ten (10) days before any such assignment, which notice shall indicate the amount to be assigned and identify the relevant Eligible Assignee;

(ii) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Facility Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than the US Dollar Equivalent of US$2,000,000, unless each of the Facility Agent and, so long as no Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; and

(iv) the parties to each assignment shall execute and deliver to the Facility Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500 (provided however that such fee shall not be required with respect to an assignment to an Approved Fund). The Facility Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on an Assignment and Assumption or any other written approval.

Subject to acceptance and recording thereof by the Facility Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c) Register. The Facility Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in Singapore a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, the Facility Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, the Collateral Agent, and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Facility Agent, or any other Lender sell participations to any Person (other than a natural person or any Borrower or any of Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, the Facility Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. In the event that any Lender sells participations in a Loan, such lender shall maintain a register on which it enters the name of all participants in the Loans held by it (the “Participant Register”). A Loan (and the Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register. Any participant of such Loan (and the Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Any such Participant Register shall be available for inspection by the Administrative Borrower and the Facility Agent at any reasonable time and from time to time upon reasonable prior notice.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the selling Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a central monetary authority (including the Federal Reserve Bank); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of any Borrower or the Facility Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law.

SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers or the Guarantor in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13 and 2.15 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Facility Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Facility Agent and when the Facility Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of any Borrower or the Guarantor against any and all of the obligations of Borrowers or the Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of a Borrower or the Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, or their respective Affiliates may have. Each Lender agrees to notify the Administrative Borrower and the Facility Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Submission to Jurisdiction. Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Facility Agent, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

(e) Appointment of Process Agent. The Guarantor and each Borrower shall appoint, without power of revocation, CT Corporation with address at 818 West Seventh Street, Los Angeles, CA 90017 as their agent to accept and acknowledge on its behalf service of any and all process which may be served in any action, proceeding or counterclaim in any way relating to or arising out of this Agreement.

SECTION 10.10 Waiver of Jury Trial. EACH BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Confidentiality.

(a) Each of the Facility Agent, Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to such party’s Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and its obligations, (vii) with the consent of the other non-disclosing parties or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.12 or (B) becomes available to the Facility Agent, Collateral Agent or any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers or Guarantor.

(b) For purposes of this Section 10.12, “Information” means information that is confidential, proprietary or otherwise not available to the public relating to any of the Borrowers, Guarantor or their respective Subsidiaries received from Borrowers, Guarantor or any of their respective Subsidiaries, other than any such information that is available on a nonconfidential basis prior to disclosure by Borrowers, Guarantor or any of their respective Subsidiaries, provided that, in the case of information received from Borrowers, Guarantor or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c) Each Borrower agrees to maintain the confidentiality of the Loan Documents, related term sheets, agency letters, commitment letters, any separate letter agreements with respect to fees payable to the Facility Agent and such other information or document relating to the preparation, negotiation, execution, delivery and administration of the Loan Documents, unless otherwise required by applicable Requirements of Law.

SECTION 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Facility Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name, address and tax identification number of each Borrower and other information regarding each Borrower that will allow such Lender or the Facility Agent, as applicable, to identify each Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Facility Agent.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Maximum Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Borrowers hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Borrower;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Borrower;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrowers.

SECTION 10.16 Judgment Currency.

(a) Each Borrower’s obligation hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Facility Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Facility Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Facility Agent or if the Facility Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Facility Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the rate of exchange for this Section 10.16, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 10.17 Administrative Borrower as Agent for the Borrowers.

(a) Appointment. Each Borrower, hereby irrevocably appoints Equinix Singapore as the borrowing agent and attorney-in-fact for each Borrower which appointment shall remain in full force and effect unless and until the Facility Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed as Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Facility Agent and receive from the Facility Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Loan Documents.

(b) Reliance on Notices. The Facility Agent and each Lender shall be entitled to rely conclusively on the Administrative Borrower’s authority to deliver on behalf of the Borrowers all documents, notices, requests or certificates required under or in connection with this Agreement until the Facility Agent receives written notice to the contrary in accordance with Section 10.17(a). The Borrowers hereby acknowledge and agree that the Facility Agent and each Lender may conclusively rely on any and all documents, notices, requests or certificates executed and delivered by the Administrative Borrower as if such notices, requests or certificates were executed and delivered by an Authorized Officer of the relevant Borrower.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EQUINIX SINGAPORE PTE. LTD.

By:	/s/ Ong Wee Gee
Name:	Ong Wee Gee
Title:	Director

EQUINIX JAPAN K.K.

By:	/s/ Lee Yau Tat
Name:	Lee Yau Tat
Title:	Director

ABN AMRO BANK N.V., as Facility Agent

By:	/s/ Daniel P. de Blocq van Scheltinga
Name:	Daniel P. de Blocq van Scheltinga
Title:	Executive Director Head of Asset Based Finance, Asia

By:	/s/ Krishna Suryanarayanan
Name:	Krishna Suryanarayanan
Title:	Director, Asset Based Finance ABN Amro Bank N.V., Hong Kong

ABN AMRO BANK N.V., as Arranger

By:	/s/ Daniel P. de Blocq van Scheltinga
Name:	Daniel P. de Blocq van Scheltinga
Title:	Executive Director Head of Asset Based Finance, Asia

By:	/s/ Krishna Suryanarayanan
Name:	Krishna Suryanarayanan
Title:	Director, Asset Based Finance ABN Amro Bank N.V., Hong Kong

ABN AMRO BANK N.V., as Collateral Agent

By:	/s/ Daniel P. de Blocq van Scheltinga
Name:	Daniel P. de Blocq van Scheltinga
Title:	Executive Director Head of Asset Based Finance, Asia

By:	/s/ Krishna Suryanarayanan
Name:	Krishna Suryanarayanan
Title:	Director, Asset Based Finance ABN Amro Bank N.V., Hong Kong

ABN AMRO BANK N.V., TOKYO BRANCH, as a Lender

By:	/s/ Shyong Lee
Name:	Shyong Lee
Title:	Director

By:	/s/ Krishna Suryanarayanan
Name:	Krishna Suryanarayanan
Title:	Director, Asset Based Finance ABN Amro Bank N.V., Hong Kong

ABN AMRO BANK N.V., SINGAPORE BRANCH, as a Lender

By:	/s/ Daniel P. de Blocq van Scheltinga
Name:	Daniel P. de Blocq van Scheltinga
Title:	Executive Director Head of Asset Based Finance, Asia

By:	/s/ Krishna Suryanarayanan
Name:	Krishna Suryanarayanan
Title:	Director, Asset Based Finance ABN Amro Bank N.V., Hong Kong

Execution Copy

GUARANTEE

dated as of August 31, 2007

among

EQUINIX, INC. (“Guarantor”)

ABN AMRO BANK, N.V.,

as Facility Agent

and

ABN AMRO BANK, N.V.,

as Collateral Agent

This GUARANTEE (“Guarantee”) dated as of August 31, 2007, among EQUINIX, INC. (“Guarantor”), ABN AMRO Bank N.V. (“Facility Agent”) and ABN AMRO Bank N.V. (“Collateral Agent”).

RECITALS:

(A)	Equinix Singapore Pte Ltd. (“Equinix Singapore”) and Equinix Japan K.K. (“Equinix Japan” and collectively with Equinix Singapore, and any “Additional Borrowers” (as defined in the Facility Agreement referred to below) the “Borrowers”), the financial institutions referred thereto as Lenders (the “Lenders”), the Facility Agent and the Collateral Agent have entered into a Facility Agreement dated as of August 31, 2007 (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”).

(B)	The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Facility Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Guarantee.

(C)	The Guarantor is the parent company of the Borrowers and will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Facility Agreement.

(D)	The Guarantor is willing to execute and deliver this Guarantee in order to induce the Lenders to extend such credit.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Facility Agreement.

(a) Capitalized terms used in this Guarantee and not otherwise defined herein have the meanings specified in the Facility Agreement.

(b) The rules of construction specified in Article I of the Facility Agreement also apply to this Guarantee.

SECTION 1.02. Other Defined Terms. As used in this Guarantee, the following terms have the meanings specified below:

“Code” means the United States Internal Revenue Code of 1986.

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“Controlled Group” means any Person or Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, together with all affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) thereof.

“Employee Benefit Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Part 3 of Title I of ERISA or Section 412 of the Code and is either (a) maintained by any Person or any member of a Controlled Group for employees of such Person or any member of such Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which such Person or any member of a Controlled Group is then making or has any obligation to make contributions or, within the preceding five plan years, has made or has had any obligation to make contributions.

“ERISA Affiliate” means with respect to any Person, any trade or business (whether or not incorporated) that, together which such person, is treated as a single employer under Section 414 of the Code.

“Guarantee Parties” means the Borrowers and the Guarantor.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any company could incur liability.

ARTICLE II

GUARANTEE

SECTION 2.01. Guarantee. The Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Secured Obligations. The Guarantor further agrees that the Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. The Guarantor waives presentment to, demand of payment from and protest to the Borrowers of any of the Secured Obligations, and also waives notice of acceptance of its guarantee and notice of protest for non-payment.

SECTION 2.02. Guarantee of Payment. This is an irrevocable, absolute, continuing guarantee of payment and performance. This Guarantee may not be revoked by Guarantor and shall continue to be effective with respect to the Secured Obligations arising or created after any attempted revocation by Guarantor and after Guarantor’s dissolution (in which event this Guarantee shall be binding upon Guarantor’s successors and assigns). It is the intent of Guarantor that the obligations and liabilities of Guarantor hereunder are absolute and

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unconditional under any and all circumstances and that until the Secured Obligations are fully, finally and indefeasibly satisfied, such obligations and liabilities shall not be discharged or released in whole or in part, by any act or occurrence which might, but for the provisions of this Guarantee, be deemed a legal or equitable discharge or release of Guarantor. Each and every default in payment of any amounts due or performance of any obligation required under this Guarantee shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises, or, in the discretion of the Facility Agent, may be brought as a consolidated suit or suits. The Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not merely of collection, and waives any right to require that any resort be had by the Facility Agent or any other Secured Party to any security held for the payment of the Secured Obligations, or to any balance of any deposit account or credit on the books of the Facility Agent or any other Secured Party in favor of the Borrowers or any other person.

SECTION 2.03. No Limitations.

(a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 4.12, the obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

(i) the failure of the Facility Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any and all rescissions, waivers, extensions, restatements, supplements, adjustments, indulgences, forbearances, compromises, amendments or modifications of, or any release from any of the terms or provisions of, any Loan Document or any other agreement;

(iii) the insolvency, bankruptcy, rearrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any of the Borrowers or any other party at any time liable for the payment of all or part of the indebtedness evidenced by the Facility Agreement or any Secured Obligations; or any dissolution, consolidation or merger of any of the Borrowers or Guarantor, or any sale, lease or transfer of any or all of the assets of any of the Borrowers or Guarantor, or any changes in the ownership, partners or members of any of the Borrowers or Guarantor;

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(iv) the invalidity, illegality or unenforceability of all or any part of the indebtedness evidenced by the Facility Agreement or any Secured Obligations, or any document or agreement executed in connection with the indebtedness evidenced by the Notes or any Secured Obligations, for any reason whatsoever, including, without limitation, the fact that the indebtedness evidenced by the Notes, or any part thereof exceeds the amount permitted by law, the act of creating the indebtedness evidenced by the Notes or any Secured Obligations or any part thereof is ultra vires, the representatives executing the Notes or the other Loan Documents or otherwise creating the indebtedness evidenced by the Notes or any Secured Obligations acted in excess of their authority, the indebtedness evidenced by the Notes violates applicable usury laws, Borrowers have valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the indebtedness evidenced by the Notes or any Secured Obligations wholly or partially uncollectible from Borrower, the creation, performance or repayment of the indebtedness evidenced by the Notes or any Secured Obligations is illegal, uncollectible, legally impossible or unenforceable, or any of the other Loan Documents pertaining to the indebtedness evidenced by the Notes or any Secured Obligations are irregular or not genuine or authentic;

(v) the taking or accepting of any other security, collateral or guarantee, or other assurance of the payment or performance, for all or any of the indebtedness evidenced by the Notes or any of the Secured Obligations;

(vi) the release of any security held by the Facility Agent or any other Secured Party for the Secured Obligations;

(vii) the failure of any Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(viii) the fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the indebtedness evidenced by the Notes or the Secured Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guarantee in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the indebtedness evidenced by the Notes or the Secured Obligations;

(ix) any payment by Borrowers to Lender held to constitute a preference under the Bankruptcy Code, or for any reason Lender is required to refund such payment or pay such amounts to such Borrowers, or any other person;

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(x) any other action taken or omitted to be taken with respect to the Loan Documents, the indebtedness evidenced by the Notes or the Secured Obligations, the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Secured Obligations;

(xi) any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations; or

(xii) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Secured Obligations). The Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of the Guarantor hereunder.

(b) It is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay and perform the Secured Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of all Secured Obligations.

SECTION 2.04. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Facility Agent or any other Secured Party has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrowers to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Facility Agent for distribution to the Secured Parties in cash the amount of such unpaid Secured Obligation. It shall not be necessary for any of the Lenders, in order to enforce such payment or performance by Guarantor, first to institute suit or exhaust its remedies against any of the Borrowers, or others liable to pay or perform such Secured Obligations, or to enforce its rights against any security which shall ever have been given to secure the Secured Obligations. The Lenders shall not be required to mitigate damages or take any other action to reduce, collect or enforce the indebtedness evidenced by the Notes or Secured Obligations. No set-off, counterclaim, reduction, or diminution of any obligations, or any defense of any kind or nature which Guarantor has or may hereafter have against Borrowers or any of the Lenders shall be available hereunder to Guarantor. Upon payment by the Guarantor of any sums to the Facility Agent as provided above, all rights of the Guarantor against the Borrowers arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

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SECTION 2.05. Warranties, Representations, Covenants and Agreements. Guarantor warrants and represents, as follows:

(i) It (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and as presently contemplated to be conducted and to make the guarantee hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(ii) The transactions contemplated by this Guarantee have been duly authorized by all necessary action on the part of the Guarantor. This Guarantee has been duly executed and delivered by the Guarantor and constitutes, and each other Loan Document to which the Guarantor is to be a party, when executed and delivered by the Guarantor, will constitute, a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(iii) The transactions contemplated by this Guarantee (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of the Guarantor, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon the Guarantor or its property, or give rise to a right thereunder to require any payment to be made by the Guarantor, except those violations or defaults that could not reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien on any property of the Guarantor, except Liens created by the Loan Documents and Permitted Liens;

(iv) Guarantor has received, or will receive, direct or indirect benefit from the making of this Guarantee, the making of the Loans and the entering into and execution of the Loan Documents in connection therewith;

(v) The Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances

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bearing upon the risk of nonpayment of the Secured Obligations, and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Facility Agent or the other Secured Parties will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks;

(vi) All financial statements concerning Guarantor which have been or will hereafter be furnished by Guarantor or Borrowers to the Lenders pursuant to the Loan Documents, have been or will be (a) prepared in accordance with GAAP consistently applied (except as disclosed therein, to the extent Lender approves such disclosure and in the case of clauses (a) and (b) with respect to any unaudited quarterly financial statements, subject to the absence of footnotes and normal year-end adjustments) and, (b) in all material respects, present fairly the financial condition of the persons covered thereby as at the dates thereof and the results of their operations for the periods then ended;

(vii) Guarantor is not a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. Guarantor is not in default under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except where such default could not reasonably be expected to result in a Material Adverse Effect.

(viii) Each ERISA Affiliate of Guarantor has operated and administered each Employee Benefit Plan in material compliance with ERISA. Guarantor is not an Employee Benefit Plan and Guarantor’s assets do not constitute “plan assets” as defined in U.S. Department of Labor regulations under ERISA. No actions, suits or claims under any laws and regulations promulgated pursuant to ERISA are pending or, to Guarantor’s knowledge, threatened against Guarantor. Guarantor has no knowledge of any material liability incurred by Guarantor which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan, or of any lien which has been imposed on Guarantor’s assets pursuant to section 412 of the Code or sections 302 or 4068 of ERISA. The Loans, the execution, delivery and performance of the Loan Documents and the transactions contemplated by this Guarantee are not a non-exempt prohibited transaction under ERISA. Guarantor is an “operating company” as defined in U.S. Department of Labor regulations under ERISA;

(ix) As of the date hereof, and after giving effect to this Guarantee and the contingent obligations evidenced hereby, Guarantor is and expects to be solvent at all times, and has and expects to have assets at all times which, fairly valued, exceed its obligations, liabilities and debts, and has and expects to have property and assets at all times sufficient to satisfy and repay its obligations and liabilities; and

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(x) As of the date hereof, (a) there is no litigation, governmental investigation or arbitration pending or, to Guarantor’s knowledge, threatened against Guarantor which seeks to enjoin the consummation of the matters contemplated hereby or, except as set forth on Schedule 3.08 of the Facility Agreement, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Guarantor; (b) there are no judgments outstanding against Guarantor that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect; and (c) no petition in bankruptcy, whether voluntary or involuntary, or assignment for the benefit of creditors, or any other action involving debtors’ and creditors’ rights has ever been filed under the laws of the United States of America or any state thereof, or to Guarantor’s knowledge, threatened, by or against Guarantor.

SECTION 2.06. Indebtedness or Other Secured Obligations of Guarantor. If Guarantor is or becomes liable for any Indebtedness owed by Borrowers to any of the Lenders by endorsement or otherwise than under this Guarantee, such liability shall not be in any manner impaired or affected by this Guarantee, and the rights of the Lenders hereunder shall be cumulative of any and all other rights that each Lender may ever have against Guarantor. The exercise by any Lender of any right or remedy hereunder or under any other instrument or at law or in equity shall not preclude the concurrent or subsequent exercise of any other instrument or remedy at law or in equity and shall not preclude the concurrent or subsequent exercise of any other right or remedy.

SECTION 2.07. Senior Indebtedness. All the obligations and liabilities of the Guarantor hereunder constitute direct and unconditional obligations of the Guarantor, and such obligations and liabilities rank, and (unless the Required Lenders shall otherwise consent in writing) will rank, either pari passu in right of payment with or senior to all other unsubordinated Indebtedness of the Guarantor.

SECTION 2.08. Application of Payments. If, at any time, there is any Indebtedness (or any portion thereof) of Borrowers to any of the Lenders which is not guaranteed by Guarantor, any of the Lenders, without in any manner impairing its rights hereunder, may, at its option, apply all amounts realized by such Lender from collateral or security held by such Lender first to the payment of such unguaranteed Indebtedness, with the remaining amounts, if any, to then be applied to the payment of the Indebtedness guaranteed by Guarantor.

ARTICLE III

INDEMNITY, SUBROGATION AND SUBORDINATION

SECTION 3.01. Subrogation; Subordination. Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Secured Obligations and the expiration and termination of the Commitments of the Lenders under the Facility Agreement, Guarantor shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 2.01, whether by subrogation or otherwise, against any Borrower or any other guarantor of any of the Secured Obligations or any security for any of the Secured Obligations. Upon the indefeasible payment in full of the Notes, the Guarantor shall have all rights of subrogation available at law or in equity.

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SECTION 3.02. Impairment of Subrogation Rights; Waivers of Rights Under the Anti-Deficiency Rules.

(a) Guarantor agrees that upon an Event of Default under the Loan Documents, Lender may elect to foreclose either non-judicially or judicially against any real or personal property security (including, without limitation, the Collateral) it holds for the Secured Obligations, or any part thereof, or accept an assignment of any such security in lieu of foreclosure, or compromise or adjust any part of such obligations, or make any other accommodation with the Borrowers, or exercise any other remedy against Borrowers or any collateral or security. No such action by any Lender will release or limit the liability of Guarantor to the Lenders, who shall remain liable under this Guarantee after the action, even if the effect of that action is to deprive Guarantor of the right to collect reimbursement from Borrowers or any other person for any sums paid to Lender or Guarantor’s rights of subrogation, contribution or indemnity against Borrowers or any other person. Without limiting the foregoing, it is understood and agreed that on any foreclosure or assignment in lieu of foreclosure of any collateral or security held by the Lenders, such security will no longer exist and that any right that Guarantor might otherwise have, on full payment of the Secured Obligations by Guarantor to the Lenders, to participate in any such security or to be subrogated to any rights of the Lenders with respect to any such security will be nonexistent; nor shall Guarantor be deemed to have any right, title, interest or claim under any circumstances in or to any real or personal property held by any Lender or any third party following any foreclosure or assignment in lieu of foreclosure of any such security.

(b) Guarantor understands and acknowledges that if any Lender forecloses judicially or non-judicially against any real property security for Borrowers’ obligations, such foreclosure could impair or destroy any right or ability that Guarantor may have to seek reimbursement, contribution, or indemnification for any amounts paid by Guarantor under this Guarantee.

(c) Guarantor intentionally, freely, irrevocably and unconditionally waives and relinquishes all rights which may be available to it under any provision of applicable law to limit the amount of any deficiency judgment or other judgment which may be obtained against Guarantor under this Guarantee to not more than the amount by which the unpaid Secured Obligations plus all other indebtedness due from Borrowers under the Loan Documents exceeds the fair market value or fair value of any real or personal property securing said obligations and any other indebtedness due from Borrowers under the Loan Documents, including, without limitation, all rights to an appraisement of, judicial or other hearing on, or other determination of the value of said property. Guarantor acknowledges and agrees that, as a result of the foregoing waiver, Lenders may be entitled to recover from Guarantor an amount which, when combined with the value of any real or personal property foreclosed upon by the Lenders (or the proceeds of the sale of which have been received by the Lenders) and any sums collected by the Lenders from Borrowers or other persons, might exceed the amount of the Secured Obligations plus all other indebtedness due from Borrowers under the Loan Documents.

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(d) Guarantor understands and agrees that the Lenders may have the ability to pursue Guarantor for a judgment on the Secured Obligations without having first foreclosed on the Collateral, that Lender may have the ability to sue Guarantor for a deficiency judgment on the Secured Obligations after a non-judicial foreclosure sale or, regardless of any election of remedies by Lender, if the Secured Obligations or any of the other indebtedness of Borrowers to the Lender under the Loan Documents is considered to have been provided by a vendor to a buyer and to evidence part of the purchase price for the Collateral, and that Lender may be able to recover from Borrowers an amount which, when combined with the fair market value of the property acquired by Lender in a foreclosure sale or the proceeds of the foreclosure sale received by Lender, might exceed the amount of the Secured Obligations due and owing by Guarantor and the amounts payable under the Loan Documents.

Notwithstanding the foregoing, nothing contained in this Guarantee shall in any way be deemed to imply that any other state’s law other than the law of the State of New York shall govern this Guarantee or the Facility Agreement in any respect, including with respect to the exercise of Lender’s remedies under the this Guarantee and the Facility Agreement, except as expressly set forth herein or therein.

SECTION 3.03. Subordination.

(a) Notwithstanding any provision of this Guarantee to the contrary, all rights of the Guarantor under Sections 3.01 and 3.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations. No failure on the part of the Borrower to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Guarantor with respect to its obligations hereunder, and the Guarantor shall remain liable for the full amount of the obligations hereunder. Notwithstanding the foregoing, pursuant to Section 6.08 of the Facility Agreement, so long as no Event of Default shall have occurred and be continuing, Guarantor may receive from Borrowers payments or repayments of principal and interest in relation to intercompany loans made by Guarantors to Borrowers for the purpose of bridging the funding of Capital Expenditures incurred by either Borrower prior to the date of the Facility Agreement in connection with the expansion of either Borrower’s Internet Data Center.

(b) The Guarantor hereby agrees (i) that all now existing and hereafter arising Indebtedness owing by either Borrower to the Guarantor is subordinated to the extent and in the manner set forth in the “Terms of Subordination” set forth on Schedule 1.01(b) to the Facility Agreement and (ii) to be bound by such “Terms of Subordination” as a “Subordinated Party” (as defined therein). The Facility Agent and the Collateral Agent agree that the indebtedness of the Borrowers to the Guarantor is “Subordinated Indebtedness” for purposes of and as defined in the Facility Agreement. Notwithstanding the foregoing, pursuant to Section 6.08 of the Facility Agreement, so long as no Event of Default shall have occurred and be continuing, Guarantor

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may receive from Borrowers payments or repayments of principal and interest in relation to intercompany loans made by Guarantors to Borrowers for the purpose of bridging the funding of Capital Expenditures incurred by either Borrower prior to the date of the Facility Agreement in connection with the expansion of either Borrower’s Internet Data Center.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.01 of the Facility Agreement. All communications and notices hereunder to the Guarantor shall be given to it in care of the Borrowers as provided in Section 10.01 of the Facility Agreement.

SECTION 4.02. Waivers; Amendment.

(a) No failure or delay by the Facility Agent, the Collateral Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Facility Agent, Collateral Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Guarantee or consent to any departure by any Guarantee Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Facility Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Guarantee Party in any case shall entitle any Guarantee Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Guarantee nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Facility Agent and the Guarantee Party or Guarantee Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section [12.02] of the Facility Agreement.

SECTION 4.03. Successors and Assigns. Whenever in this Guarantee any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor or the Facility Agent that are contained in this Guarantee shall bind and inure to the benefit of their respective successors and assigns.

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SECTION 4.04. Survival of Agreement. All covenants, agreements, representations and warranties made by the Guarantee Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guarantee or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Notes, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Facility Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Facility Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid.

SECTION 4.05. Counterparts; Effectiveness; Several Agreement. This Guarantee may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Guarantee by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Guarantee. This Guarantee shall become effective as to any Guarantee Party when a counterpart hereof executed on behalf of such Guarantee Party shall have been delivered to the Facility Agent and a counterpart hereof shall have been executed on behalf of the Facility Agent, and thereafter shall be binding upon such Guarantee Party and the Facility Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantee Party, the Facility Agent and the other Secured Parties and their respective successors and assigns, except that no Guarantee Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Guarantee or the Facility Agreement. This Guarantee shall be construed as a separate agreement with respect to each Guarantee Party and may be amended, modified, supplemented, waived or released with respect to any Guarantee Party without the approval of any other Guarantee Party and without affecting the obligations of any other Guarantee Party hereunder.

SECTION 4.06. Severability. Any provision of this Guarantee held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 4.07. Right of Set-Off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers or any other Guarantee Party, any such notice being waived by the Borrowers and each Guarantee Party to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Guarantee Parties against any and all obligations

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owing to such Lender and its Affiliates hereunder, now or hereafter existing, irrespective of whether or not such Lender or Affiliate shall have made demand under this Guarantee and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrowers and the Facility Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 4.07 are in addition to other rights and remedies (including other rights of setoff) that the Facility Agent and such Lender may have.

SECTION 4.08. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

(b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York City and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guarantee or any other Loan Document shall affect any right that the Facility Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guarantee or any other Loan Document against the Guarantor, or its properties in the courts of any jurisdiction.

(c) Each of the Guarantee Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee or any other Loan Document in any court referred to in paragraph (b) of this Section 4.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Guarantee irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing in this Guarantee or any other Loan Document will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.

SECTION 4.09. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

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INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.09.

SECTION 4.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Guarantee and are not to affect the construction of, or to be taken into consideration in interpreting, this Guarantee.

SECTION 4.11. Termination or Release.

(a) This Guarantee and the guarantee made herein shall terminate with respect to all Secured Obligations when all the outstanding Secured Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Facility Agreement.

(b) The Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Facility Agreement as a result of which the Guarantor ceases to be the parent company of the Borrowers; provided that the Lenders shall have consented to such transaction (to the extent required by the Facility Agreement) and the terms of such consent did not provide otherwise.

(c) In connection with any termination or release pursuant to paragraph (a), the Facility Agent shall execute and deliver to the Guarantor, at the Guarantor’s expense, all documents that the Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.11 shall be without recourse to or warranty by the Facility Agent.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Guarantee as of the day and year first above written.

EQUINIX, INC., as Guarantor

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Title:	Chief Financial Officer

ABN AMRO BANK N.V., as Facility Agent

By:	/s/ Daniel P. de Blocq van Scheltinga
Name:	Daniel P. de Blocq van Scheltinga
Title:	Executive Director Head of Asset Based Finance, Asia

By:	/s/ Krishna Suryanarayanan
Name:	Krishna Suryanarayanan
Title:	Director, Asset Based Finance ABN Amro Bank N.V., Hong Kong

ABN AMRO BANK N.V., as Collateral Agent

By:	/s/ Daniel P. de Blocq van Scheltinga
Name:	Daniel P. de Blocq van Scheltinga
Title:	Executive Director Head of Asset Based Finance, Asia

By:	/s/ Krishna Suryanarayanan
Name:	Krishna Suryanarayanan
Title:	Director, Asset Based Finance ABN Amro Bank N.V., Hong Kong